Exhibit 10.16

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

CONFIDENTIAL

EXECUTION COPY

AMENDED AND RESTATED RESEARCH, OPTION AND LICENSE AGREEMENT

This Amended and Restated Research, Option and License Agreement (this “Agreement”), effective as of March 25, 2013 (the “Effective Date”), and restated as of June 12, 2013, is made by and between BIND Biosciences, Inc., a Delaware corporation (“BIND”), and Pfizer Inc., a Delaware corporation (“Pfizer”). BIND and Pfizer are sometimes hereinafter referred to each as a “Party” and collectively as the “Parties.”

WHEREAS, BIND has been engaged in the development of Accurins™ based on BIND’s Medicinal Nanoengineering® technology, and owns and otherwise controls patent rights and know-how with respect thereto;

WHEREAS, Pfizer has specialized experience in, among other things, development and commercialization of pharmaceutical products;

WHEREAS, Pfizer desires to collaborate with BIND in the research of Agreement Compounds combining an Accurin™ with Pfizer Compounds as the basis to develop novel nanomedicines;

WHEREAS, Pfizer desires to receive from BIND an option to obtain an exclusive license under certain of BIND’s intellectual property rights in order to research, develop, manufacture and commercialize Agreement Compounds and Covered Products;

WHEREAS, BIND and Pfizer entered into a certain Research, Option and License Agreement, dated as of the Effective Date (the “Prior Agreement”), pursuant to which Pfizer and BIND agreed to collaborate in the research of Agreement Compounds combining an Accurin™ with Pfizer Compounds as the basis to develop novel nanomedicines and BIND granted to Pfizer an option to obtain an exclusive license under certain of BIND’s intellectual property rights in order to research, develop, manufacture and commercialize Agreement Compounds and Covered Products; and

WHEREAS, Pfizer and BIND desire to amend the Prior Agreement to make certain changes thereto.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, the Parties hereby agree that the Prior Agreement is amended and restated in its entirety to read as follows:

Section 1.	Definitions.

For the purpose of this Agreement, the following words and phrases (and their correlatives) will have the meanings set forth below:

1.1. “Accurin™” means a Targeted Nanoparticle incorporating or otherwise based on BIND Technology or the Joint IP, where a “Targeted Nanoparticle” means any nanoparticle incorporating or otherwise combined with one or more active ingredients, including, for example, an Accurin™ incorporating or combined with a Pfizer Compound.

1.2. “Affiliate” of an entity or person means any other entity or person which (directly or indirectly) is controlled by, controls or is under common control with such entity or person. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to an entity means (i) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast at least fifty percent (50%) of the votes in the election of directors or (ii) in the case of a non-corporate entity, direct or indirect ownership of at least fifty percent (50%) of the equity interests with the power to direct the management and policies of such entity.

1.3. “Agreement Compound” means any Targeted Nanoparticle incorporating or combined with a Candidate Compound.

1.4. “Agreement Compound Claim” means (i) any claim in any Patent, (ii) any Know-How or (iii) any other intellectual property right, in each case, that is included in the BIND Sponsored Design/Preclinical Collaboration Technology or the Joint IP licensed to Pfizer under Section 7.1(b).

1.5. “BIND Background Know-How” means Know-How that (a) is Controlled by BIND or any of its Affiliates as of the Effective Date or at any time during the Term (other than through the grant of a license from Pfizer) and (b) relates to any Agreement Compound or Covered Product or to the Development, Manufacture or Commercialization or use of any of the foregoing, but excluding BIND Sponsored Design/Preclinical Collaboration Technology and Joint IP.

1.6. “BIND Background Patents” means Patents that (a) are Controlled by BIND or any of its Affiliates as of the Effective Date or at any time during the Term (other than through the grant of a license from Pfizer) and (b) claim or disclose any BIND Background Know-How, but excluding BIND Sponsored Design/Preclinical Collaboration Technology or Joint IP. As of the Effective Date, BIND Background Patents include the existing Patents set forth on Exhibit 1.6.

1.7. “BIND Background Technology” means the BIND Background Know-How and the BIND Background Patents.

1.8. “BIND Manufacturing/Formulation Trade Secret” shall mean any BIND Know-How that (i) constitutes a material trade secret regarding the manufacture or formulation of any Accurin, Agreement Compound or Covered Product, (ii) is disclosed by BIND to Pfizer in order to facilitate Pfizer’s Manufacture of any Accurin, Agreement Compound or Covered Product pursuant to the provisions of Section 6.2(c) or 6.3(b), and (iii) is (a) identified by BIND as a BIND Manufacturing/Formulation Trade Secret at the time of such disclosure or (b) described in a written summary provided by BIND to Pfizer within thirty (30) days of such disclosure. For avoidance of doubt, any BIND Know-How that meets the foregoing requirements of this Section shall be and constitute (for all times after satisfying such requirements) a “BIND Manufacturing/Formulation Trade Secret” for all purposes under this Agreement even if such BIND Know-How was otherwise provided to Pfizer under this Agreement at a different time or in a manner that did not meet all of the foregoing requirements of this Section.

1.9. “BIND Patent” means any Patent that claims or discloses any BIND Technology.

1.10. “BIND Regulatory Data” means (in each case, as of the Effective Date and at any time during the term) (i) Clinical Data for Accurins™ (and pharmaceutical compositions and preparations thereof), other than Agreement Compounds, Pfizer Compounds and Covered Products, and (ii) other data submitted by BIND and its Affiliates and Third Party licensees for Accurins™ (and pharmaceutical compositions and preparations thereof) to a Regulatory Authority, other than data for Agreement Compounds, Pfizer Compounds or Covered Products.

1.11. “BIND Technology” means the BIND Background Technology and the BIND Sponsored Design/Preclinical Collaboration Technology (which includes the Accurin Improvement Technology).

1.12. “BIND Third Party License Agreements” means each of (i) the MIT License Agreement, (ii) the JHU License Agreement, (iii) the Selecta Cross-License Agreement and the Yale License Agreement.

1.13. “Brigham” means the Brigham and Women’s Hospital.

1.14. “Bundle” means any Covered Product sold together with another pharmaceutical product for a single price. For clarity, combination products (i.e., two active pharmaceutical compounds combined into one compound) shall not be considered a Bundle.

1.15. “Candidate Compound” means, at any point in time, any Pfizer Compound identified as a Candidate Compound at that time in the Design/Preclinical Collaboration Plan, as provided in Section 2.2, and any salt, stereoisomer, enantiomer, diastereomer, tautomer, racemate, free acid form or free base form of any such compound, including any hydrate, solvate, polymorph or other physical form of such compound.

1.16. “Change of Control” means for BIND that (i) BIND will have become an Affiliate of a Third Party, (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of BIND to a Third Party will have occurred, or (iii) any Third Party (whether individually or as part of a group) will have become the owner, directly or indirectly, of voting securities entitled to cast more than fifty percent (50%) of the votes in the election of directors of BIND.

1.17. “Clinical Data” means all information made, collected or otherwise generated under or in connection with clinical studies, including any clinical study reports, toxicology reports, development plans, clinical study plans, data and results with respect to any of the foregoing, or data from other human use that is submitted to Regulatory Authorities.

1.18. “CMCC” means Children’s Medical Center Corporation.

1.19. “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective, that the level of efforts to be expended by a Party under this Agreement will be consistent with the level of reasonable, good faith efforts and resources that would normally be used by such Party (whether acting alone or through its Affiliates) to accomplish a similar objective under similar circumstances. With respect to any efforts relating to the Development, Regulatory Approval or Commercialization of an Agreement Compound or Covered Product by a Party, generally or with respect to any particular country in the Territory, a Party will be deemed to have exercised Commercially Reasonable Efforts if such Party has exercised those efforts normally used by such Party, in the relevant country, with respect to a compound, product or product candidate of similar modality Controlled by such Party and to which such Party has similar rights, (ii) which is of similar market potential in such country, and (iii) which is at a similar stage in its development or product life cycle, as the Agreement Compound or Covered Product, in each case, taking into account all Relevant Factors in effect at the time such efforts are to be expended. Further, to the extent that the performance of a Party’s obligations hereunder is adversely affected by the other Party’s failure to perform its obligations hereunder, the impact of such performance failure will be taken into account in determining whether such Party has used its Commercially Reasonable Efforts to perform any such affected obligations.

1.20. “Commercialization” or to “Commercialize” means activities directed to obtaining pricing and reimbursement approvals, carrying out post-approval clinical studies, marketing, promoting, distributing, importing, exporting, offering for sale, selling, having sold or otherwise commercializing a Covered Product.

1.21. “Competitive [***] Compound” means any compound that is part of the [***] Compound Family.

1.22. “Competitive [***] Compound” means any compound that is part of the Compound [***] Family.

1.23. “Compound Family” means the [***] Compound Family or the [***] Compound Family.

1.24. “Confidentiality Agreement” means that certain confidential disclosure agreement between the Parties dated April 19, 2012.

1.25. “Controlled” or “Controls” means, with respect to any Know-How, Materials, Patents or other intellectual property or other rights, the possession (whether by ownership or (sub)license or other right, other than by a (sub)license or other right granted pursuant to this Agreement) by a Party of the ability to grant (or to ensure that its Affiliates grant) to the other Party the licenses, sublicensees or rights to access and use such Know-How, Materials, Patents or other intellectual property or other rights, without requiring the payment of any royalties or other consideration (other than pursuant to the BIND Third Party License Agreements) or violating the terms of any agreement or other arrangement with any Third Party in existence as of the time such Party or its Affiliates would be required hereunder to grant such license, sublicense, or rights of access and use. For avoidance of doubt, to the extent that a Party Controls intellectual property rights on a non-exclusive basis, and grants exclusive rights to such intellectual property rights to the other Party in this Agreement, such grant shall be exclusive as

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between the Parties, and the fact that rights are retained by a Third Party outside of this Agreement, or that additional rights under such intellectual property may be granted by such Third Party to other Third Parties outside of this Agreement, shall not constitute a breach of such exclusive grant by the relevant Party in this Agreement.

1.26. “Covered Product” means any pharmaceutical product containing one or more Agreement Compounds (alone or with other active ingredients), in all forms, presentations, formulations and dosage forms.

1.27. “Design/Preclinical Collaboration Project” means (i) research and preclinical Development activities related to the Agreement Compounds to be conducted by or on behalf of the Parties during the Design/Preclinical Collaboration Term in accordance with the Design/Preclinical Collaboration Plan, and (ii) other activities that may be undertaken by or on behalf of a Party with respect to the research or Development of Agreement Compounds pursuant to the Design/Preclinical Collaboration Plan during the Design/Preclinical Collaboration Term.

1.28. “Development” means pre-clinical and clinical drug development activities reasonably related to the development and submission of information to a Regulatory Authority in the Field for Agreement Compounds and Covered Products, including toxicology, pharmacology and other discovery and pre-clinical efforts, statistical analysis, and clinical studies (other than post-approval clinical studies).

1.29. “Develop” means to conduct Development.

1.30. “Development & Commercialization Program” means the program of Development and Commercialization activities to be undertaken by and on behalf of Pfizer for Agreement Compounds and Covered Products. For clarity, the Development & Commercialization Program will not include activities conducted under the Design/Preclinical Collaboration Project or relating to Manufacturing, and all Development and Commercialization activities related to Agreement Compounds and Covered Products undertaken by or on behalf of Pfizer or any of its Affiliates or Sublicensees will be considered as part of the Development & Commercialization Program.

1.31. “FDA” means the U.S. Food and Drug Administration and any successor agency thereto.

1.32. “FFDCA” means the U.S. Food, Drug, and Cosmetic Act, as amended or replaced.

1.33. “Field” means the treatment, prevention and/or diagnosis of any and all diseases and medical conditions in humans, provided, however, that, (i) with respect to any right granted by BIND under any Selecta Patent, Field means the “BIND Field” as that term is defined in the Selecta Cross-License Agreement, (ii) with respect to any right granted under any MIT Patent, Field means diagnostic and therapeutic uses, but excluding therapeutic or prophylactic vaccines and (iii) with respect to any right granted under the Yale License Agreement, Field means the “FIELD” as that term is defined in the Yale License Agreement.

1.34. “First Commercial Sale” means, with respect to a Covered Product on a country-by-country basis, the first sale for use by the general public of such Covered Product in such country after Regulatory Marketing Approval of such Covered Product has been granted or permitted by the applicable Regulatory Authority of such country.

1.35. “FTE” means 1880 hours of work time over a period of twelve (12) consecutive calendar months. The portion of an FTE year devoted by a full-time employee will be determined by dividing (i) the number of hours that such individual devoted to performance of such activities during any given twelve (12) month period by (ii) 1880.

1.36. “FTE Rate” means an amount equal to [***] U.S. dollars [***] for one (1) year.

1.37. “GAAP” means the then-current generally accepted accounting principles in the United States as established by the Financial Accounting Standards Board or any successor entity or other entity generally recognized as having the right to establish such principles in the United States, in each case consistently applied.

1.38. “Generic Product” means a pharmaceutical product that is sold by a Third Party and (a) is materially the same as a Covered Product, including that it comprises a Targeted Nanoparticle and a Pfizer Compound, (b) is sold under regulatory approval, license, registration or authorization of any Regulatory Authority necessary in order to commercially distribute, sell or market such generic product in such country, and (c) such regulatory approval, license, registration or authorization was obtained in a manner that relied on, referenced or incorporated human clinical data submitted by Pfizer or its Affiliates in connection with obtaining Regulatory Marketing Approval for such Covered Product. For avoidance of doubt, any product sold by or on behalf of Pfizer, its Affiliates or Sublicensees, or under license, permit or other authorization from any such entity, is hereby deemed not to be “Generic Product.”

1.39. “GIST” means the Gwangju Institute of Science & Technology.

1.40. “GLP Toxicology Studies” means toxicology studies, conducted on an Agreement Compound in accordance with GLP, that are intended to assess the onset, severity, and duration of toxic effects of such Agreement Compound, their dose dependency and degree of reversibility (or irreversibility).

1.41. “Good Laboratory Practice” or “GLPs” means the applicable then-current standards for laboratory activities for pharmaceuticals or biologicals, as applicable, as set forth in the FFDCA, 21 U.S.C. §§ 301 et seq., and any regulations or guidance documents promulgated thereunder (as amended), together with any similar standards of good laboratory practice as are required by any Regulatory Authority in the Territory, as applicable.

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1.42. “IND” means an Investigational New Drug application or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.43. “Indication” means any disease or condition. For clarity, a distinct form of [***] shall be considered a separate Indication from other distinct forms of [***], provided that, distinct patient populations within a disease or condition shall not be considered separate Indications.

1.44. “JHU” means The Johns Hopkins University.

1.45. “JHU License Agreement” means the Exclusive License Agreement between JHU and BIND, effective as of February 17, 2009, as such agreement may be amended or restated in a manner that does not constitute a breach of this Agreement.

1.46. “JHU Patents” means those Patents in-licensed by BIND pursuant to the JHU License Agreement necessary or useful (i) to research and Develop Agreement Compounds during the Design/Preclinical Collaboration Term or (ii) to Develop, Manufacture or Commercialize Agreement Compounds or Covered Products in the Field during the Term.

1.47. “Joint IP” means all Joint Developments, Joint Know-How and Joint Patents.

1.48. “Joint Development” means any invention, development or discovery made, conceived or created jointly by BIND and Pfizer or their respective Affiliates (in each case, optionally with any (sub)licensees, subcontractors or any other Third Parties or any employees, consultants or agents of any of the foregoing) during the term of this Agreement.

1.49. “Joint Know-How” means Know-How included in or embodied by any Joint Development.

1.50. “Joint Patent” means any Patent that claims or discloses any Joint Development or Joint Know-How.

1.51. “Know-How” means commercial, technical, scientific and other know-how and information, inventions, discoveries, improvements, trade secrets, knowledge, technology, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, specifications, data and results (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and know-how, including study designs and protocols); in all cases, whether or not confidential, proprietary, patented or patentable, in written, electronic or any other form, now known or hereafter developed.

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1.52. “Major EU Market Country” means each of France, Germany, Italy, Spain and the United Kingdom.

1.53. “Major Market Country” means each of the United States, the Major EU Market Countries and Japan.

1.54. “Manufacture” means activities related to the making, production, and manufacture of Agreement Compounds and Covered Products for Development and Commercialization, including process development, process qualification and validation, test method development, delivery system development and analytic development, product characterization, formulation, quality assurance and quality control.

1.55. “Materials” means any tangible chemical or biological materials that are provided or otherwise made available by one Party to the other Party under the terms of Section 2.3(c) for use in performance of the Design/Preclinical Collaboration Project (including samples of nanoparticles, Pfizer Compounds, cells, proteins, tissue samples, animals, together with any components, derivatives or progeny thereof); provided, however, that Materials will not include any Agreement Compounds or Covered Products.

1.56. “[***] Agreement Compound” means any Agreement Compound incorporating or combined with the Candidate Compound from the [***] Compound Family.

1.57. “[***] Compound” means any compound covered by a composition of matter claim included in the following PCT publication in the form in which such publication exists as to the date of this Agreement, without regard to any future change or modification to the content of such publication: [***]. For the avoidance of doubt, determination of whether a compound is covered by such a claim shall be made without regard to the validity or enforceability of such claim, including whether such claim is or is not included in any issued, effective and unexpired patent, and coverage by any such claim shall not be affected by the expiration, limitation, abandonment or invalidity of any patent or patent application in which such claim is included.

1.58. “[***] Compound Family” means all [***] Compounds.

1.59. “[***] Covered Product” means any Covered Product containing one or more [***] Agreement Compounds.

1.60. “MIT” means the Massachusetts Institute of Technology.

1.61. “MIT License Agreement” means the Exclusive Patent License Agreement, by and between MIT and BIND, effective as of June 30, 2007 and amended as of November 24, 2008, as such agreement may be amended or restated in a manner that does not constitute a breach of this Agreement.

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1.62. “MIT Patents” means those Patents in-licensed by BIND pursuant to the MIT License Agreement necessary or useful (i) to research and Develop Agreement Compounds during the Design/Preclinical Collaboration Term or (ii) to Develop, Manufacture or Commercialize Agreement Compounds or Covered Products in the Field during the Term.

1.63. “NDA” means a New Drug Application filed with the FDA (including amendments and supplements thereto) to obtain Regulatory Marketing Approval in the United States, or any analagous applications or submissions filed with the relevant Regulatory Authorities to obtain Regulatory Marketing Approvals in any other country or region in the Territory.

1.64. “Net Sales” means with respect to a Covered Product that is not a Bundle, the gross amount invoiced by Pfizer, its Affiliates and its Sublicensees of such Covered Product to Third Parties, less (a) bad debts related to such Covered Product, (b) sales returns and allowances actually paid, granted or accrued, including, trade, quantity and cash discounts, any other adjustments, including, those granted on account of price adjustments, billing errors, rejected goods, damaged or defective goods, recalls, returns, rebates, chargeback rebates, reimbursement, fees or similar payments granted or given to wholesalers or other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations, Governmental Authorities, or other institutions or health care organizations, (c) adjustments arising from consumer discount programs or other similar programs or arising in connection with any Pfizer discount or savings program, (d) customs or excise duties, sales tax, consumption tax, value added tax, and other taxes (except income taxes) or duties relating to sales, any payment in respect of sales to the United States government, any state government or any foreign government, or to any other Governmental Authority, or with respect to any government-subsidized program or managed care organization, and (e) charges for freight and insurance (to the extent that Pfizer bears the cost of freight and insurance for a Covered Product). Net Sales shall be determined from books and records maintained in accordance with GAAP, as consistently applied by Pfizer with respect to sales of all its drug products.

In the case of any sale or transfer of a Covered Product in an arms-length transaction by Pfizer and its Affiliates and Sublicensees from the sale of Covered Products to Third Parties for consideration consisting in whole or in part of consideration other than the Net Sales amount shall be deemed to be the Net Sales at which substantially similar quantities of such Product are sold for cash in an arm’s length transaction in the relevant country; provided however, that, in the case of any Covered Product transferred in connection with clinical studies, compassionate sales, or an indigent or government program or other similar circumstances by Pfizer or its Affiliate or Sublicensee, no such deemed Net Sales value will apply and Net Sales will be determined on the basis of the value of any reduced cash or other non-cash consideration (if any) received.

Covered Product will be considered “sold” hereunder as determined in accordance with GAAP as consistently applied by Pfizer. Such amounts will be determined from the books and records of the person or entity that invoiced the Third Party, maintained in accordance with GAAP as consistently applied by Pfizer. Pfizer’s or any of its Affiliates’ or Sublicensees’ transfer of Covered Product between each other will not result in any Net Sales, unless such Covered Product is consumed in the course of Commercialization.

Where a Covered Product is sold in a Bundle, then for the purposes of calculating Net Sales under this Agreement, such Covered Product will be deemed to be sold for an amount equal to [X ÷ (X + Y)] × Z, where: X is the wholesale acquisition cost during the applicable reporting period for such dosage form of such Covered Product; Y is the sum of the average wholesale acquisition cost during the applicable reporting period, when sold alone, of each pharmaceutical product in the relevant dosage form included in the Bundle (excluding such Covered Product); and Z equals the price at which the Bundle was actually sold. In the event that such Covered Product or one or more of the other pharmaceutical products in the Bundle are not sold separately in the relevant dosage form, Net Sales from the sale of such Bundle will be reasonably allocated between such Covered Product and the other product(s) in such Bundle based upon their relative values and the Parties will determine the equitable value to apply to such Bundle; provided, that in the event of a disagreement with respect to such relative values, the Parties will engage a mutually agreed upon independent expert to make the final determination with respect thereto. Notwithstanding the foregoing, no Covered Product will be sold in a Bundle if such sale would violate applicable law.

1.65. “Patent” means issued patents and pending patent applications in the Territory (which for purposes of this Agreement will include certificates of invention and applications for such certificates), including any provisional applications, divisionals, continuations, continuations-in-part, substitutions, patents-of-addition, reissues, re-examinations, revalidations, patent term extensions or restorations by existing or future extension or restoration mechanisms, pediatric exclusivity extensions, registrations, supplementary protection certificates and renewals of any such patents or patent applications, together with foreign equivalents of any of the foregoing, that claim or cover any Materials, Agreement Compounds, or Covered Products, or Development, Manufacture, Commercialization or use thereof.

1.66. “Patent Costs” means the out-of-pocket costs and expenses paid to legal counsel and other Third Parties (including Third Party licensors of any Patents, such as MIT), and filing and maintenance expenses, incurred in Prosecuting and Maintaining Patents and enforcing and defending them.

1.67. “Pfizer Background Know-How” means Know-How Controlled by Pfizer or any of its Affiliates during the Design/Preclinical Collaboration Term that (i) is necessary or reasonably useful for research related to Agreement Compounds, (ii) Pfizer chooses to make available under this Agreement, or (iii) is required for BIND to perform its obligations under the Design/Preclinical Collaboration Project, but excluding any Pfizer Sponsored Design/Preclinical Collaboration Technology and any Joint IP.

1.68. “Pfizer Background Technology” means the Pfizer Background Know-How and the Pfizer Background Patents.

1.69. “Pfizer Background Patents” means Patents Controlled by Pfizer or any of its Affiliates during the Design/Preclinical Collaboration Term that (i) are necessary or reasonably useful for research related to Agreement Compounds, (ii) Pfizer chooses to make available under this Agreement, or (iii) are required for BIND to perform its obligations under the Design/Preclinical Collaboration Project, but excluding any Pfizer Sponsored Design/Preclinical Collaboration Technology and any Joint IP.

1.70. “Pfizer Compound” means any [***] Compound or [***], provided, however, that if Pfizer fails to exercise the [***] when and as required Pfizer Compound shall cease to include any [***] and if Pfizer fails to exercise the [***] when and as required Pfizer Compound shall cease to include any [***].

1.71. “Pfizer Manufacturing/Formulation Trade Secret” shall mean any Pfizer Know-How that (i) constitutes a material trade secret regarding the manufacture or formulation of any Targeted Nanoparticle, Pfizer Compound, Agreement Compound or Covered Product, (ii) is disclosed by Pfizer to BIND in order to facilitate BIND’s Manufacture of any Accurin, Agreement Compound or Covered Product pursuant to the provisions of Section 6 and (iii) is (a) identified by Pfizer as a Pfizer Manufacturing/Formulation Trade Secret at the time of disclosure and (b) described in a written summary provided by Pfizer to BIND within thirty (30) days of such disclosure. For avoidance of doubt, any Pfizer Know-How that meets the foregoing requirements of this Section shall be and constitute (for all times after satisfying such requirements) a “Pfizer Manufacturing/Formulation Trade Secret” for all purposes under this Agreement even if such Pfizer Know-How was otherwise provided to BIND under this Agreement at a different time or in a manner that did not meet all of the foregoing requirements of this Section.

1.72. “Pfizer Patent” means any Patent that claims or discloses any Pfizer Technology.

1.73. “Pfizer Quarter” means each of the four (4) thirteen (13) week periods (a) with respect to the United States, commencing on January 1 of any Pfizer Year and (b) with respect to any country in the Territory other than the United States, commencing on December 1 of any Pfizer Year.

1.74. “Pfizer Regulatory Data” means (i) Clinical Data for Agreement Compounds and Covered Products, and (ii) other data submitted by Pfizer and its Affiliates and Sublicensees for Agreement Compounds and Covered Products to a Regulatory Authority.

1.75. “Pfizer Technology” means the Pfizer Background Technology and the Pfizer Sponsored Design/Preclinical Collaboration Technology (which includes the Pfizer Compound Improvement Technology).

1.76. “Pfizer Year” means the twelve month fiscal periods observed by Pfizer (a) commencing on January 1 with respect to the United States and (b) commencing on December 1 with respect to any country in the Territory other than the United States.

1.77. “Phase 1 Study” means a clinical trial of an Agreement Compound or Covered Product, the principal purpose of which is a determination of safety, as described in 21 C.F.R. 312.21(a) (as amended or replaced), including any exploratory IND studies, or a similar clinical study prescribed by a Regulatory Authority in a foreign country or region, provided, however, a Phase I Study does not include any study generally characterized by the FDA as an “exploratory

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IND study” in CDER’s Guidance for Industry, Investigators, and Reviewers Exploratory IND Studies, January 2006, irrespective of whether or not such study is actually performed in the United States or under an IND.

1.78. “Phase 2 Study” means a clinical trial of an Agreement Compound or Covered Product, the principal purpose of which is a determination of safety and an assessment of its efficacy in the target patient population, as described in 21 C.F.R. 312.21(b) (as amended or replaced), or a similar clinical study prescribed by a Regulatory Authority in a foreign country or region.

1.79. “Phase 3 Study” means a pivotal clinical trial of an Agreement Compound or Covered Product with a defined dose or a set of defined doses of a pharmaceutical product on a sufficient number of subjects that is designed to establish that a pharmaceutical product is safe and efficacious for its intended use, as described in 21 C.F.R. 312.21(c) (as amended or replaced), or a similar clinical study prescribed by a Regulatory Authority in a foreign country or region.

1.80. “[***] Agreement Compound” means any Agreement Compound incorporating or combined with the Candidate Compound from the [***] Compound Family.

1.81. “[***] Compound” means any compound covered by a composition of matter claim included in the following PCT publications in the form in which such publications exist as to the date of this Agreement, without regard to any future change or modification to the content of such publications: [***]. For the avoidance of doubt, determination of whether a compound is covered by such a claim shall be made without regard to the validity or enforceability of such claim, including whether such claim is or is not included in any issued, effective and unexpired patent, and coverage by any such claim shall not be affected by the expiration, limitation, abandonment or invalidity of any patent or patent application in which such claim is included.

1.82. “[***] Compound Family” means all [***] Compounds.

1.83. “[***] Covered Product” means any Covered Product containing one or more [***] Agreement Compounds.

1.84. “Post-Change of Control Affiliate” means, with respect to any Change of Control of BIND, any Affiliate of BIND other than an Affiliate of BIND immediately prior to such Change of Control. For the avoidance of doubt, no Post-Change of Control Affiliate shall be deemed to Control any Know-How or Patent Controlled by BIND or its other Affiliates as a result of such Post-Change of Control Affiliate’s control of BIND or any of BIND’s other Affiliates.

1.85. “Price Approval” means, in any country where a Governmental Authority or other Third Party authorizes reimbursement for, or approves or determines pricing for,

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pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination (as the case may be).

1.86. “Prosecution and Maintenance” means in relation to any Patents, (i) to prepare and file Patent applications, including re-examinations or re-issues thereof, and represent applicants or assignees before relevant patent offices or other relevant governmental authorities during examination, re-examination and re-issue thereof, in appeal processes and interferences, or any equivalent proceedings, (ii) to defend all such applications against Third Party oppositions, (iii) to secure the grant of any Patents arising from such Patent application, (iv) to maintain in force any issued Patent (including through payment of any relevant maintenance fees), and (v) to make all decisions with regard to any of the foregoing activities.

1.87. “Regulatory Approval” means any approval of any Regulatory Authority necessary in order to Develop, Manufacture or Commercialize an Agreement Compound or Covered Product.

1.88. “Regulatory Authority” means any national (e.g., the FDA), supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, in any jurisdiction in the world, regulating or otherwise exercising authority with respect to the Development, Manufacture or Commercialization of an Agreement Compound or Covered Product in the applicable jurisdiction.

1.89. “Regulatory Documentation” means all applications for clinical studies and Regulatory Approvals, all registrations, licenses, authorizations and approvals (including all Regulatory Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), and all Clinical Data and other data submitted to Regulatory Authorities, in each case for a particular product, including all Drug Application Approvals, regulatory drug lists, advertising and promotion documents, drug master files, adverse event files and complaint files for such product.

1.90. “Regulatory Marketing Approval” means, with respect to a country or region in the Territory, all technical approvals (including approvals of NDAs, supplements and amendments, pre- and post- approvals and labeling approvals), registrations or authorizations from the relevant Regulatory Authority necessary in order to Commercialize a pharmaceutical product in such country or region. For the sake of clarity, Regulatory Marketing Approval shall not be achieved for a Covered Product in a country until all applicable Price Approvals have also been obtained by Pfizer or its designee for such Covered Product in such country.

1.91. “Relevant Factors” means all relevant factors that may affect the Development, Regulatory Approval or Commercialization of an Agreement Compound or Covered Product, including (as applicable): actual and potential issues of safety, efficacy or stability; product profile (including product modality, category and mechanism of action); stage of development or life cycle status; actual and projected Development, Regulatory Approval, Manufacturing, and Commercialization costs; any issues regarding the ability to Manufacture or have Manufactured any Agreement Compound or Covered Product; the likelihood of obtaining Regulatory

Marketing Approvals (including satisfactory Price Approvals); the timing of such approvals; the current guidance and requirements for Regulatory Approvals for the Covered Product and similar products and the current and projected regulatory status; labeling or anticipated labeling; the then-current competitive environment and the likely competitive environment at the time of projected entry into the market; past performance of the Covered Product or similar products; present and future market potential; existing or projected pricing, sales, reimbursement and profitability; pricing or reimbursement changes in relevant countries; proprietary position, strength and duration of patent protection and anticipated exclusivity; and other relevant scientific, technical, operational and commercial factors.

1.92. “Selecta Cross-License Agreement” means the Patent Cross-License Agreement between Selecta Biosciences, Inc. and BIND, effective as of December 18, 2008, as such agreement may be amended or restated in a manner that does not constitute a breach of this Agreement.

1.93. “Selecta Patents” means the Selecta Licensed Patents (as defined in the Selecta Cross-License Agreement) in-licensed by BIND pursuant to the Selecta Cross-License Agreement necessary or useful (i) to research and Develop Agreement Compounds during the Design/Preclinical Collaboration Term or (ii) to Develop, Manufacture or Commercialize Agreement Compounds or Covered Products in the Field during the Term.

1.94. “Sponsored Design/Preclinical Collaboration Technology” means Sponsored Design/Preclinical Collaboration Developments, Sponsored Design/Preclinical Collaboration Know-How and Sponsored Design/Preclinical Collaboration Patents.

1.95. “Sponsored Design/Preclinical Collaboration Developments” means any invention, development or discovery made, conceived or created by or on behalf of BIND or any of its Affiliates, by or on behalf of Pfizer or any of its Affiliates or jointly by BIND and Pfizer or their respective Affiliates (in each case, optionally with any (sub)licensees, subcontractors or any other Third Parties or any employees, consultants or agents of any of the foregoing) in connection with the activities performed pursuant to the Design/Preclinical Collaboration Plan.

1.96. “Sponsored Design/Preclinical Collaboration Know-How” means Know-How included in or embodied in any Sponsored Design/Preclinical Collaboration Development.

1.97. “Sponsored Design/Preclinical Collaboration Patent” means any Patent that claims or discloses any Sponsored Design/Preclinical Collaboration Development or Sponsored Design/Preclinical Collaboration Know-How.

1.98. “Sublicensee” means an Affiliate of Pfizer or a Third Party that is granted a sublicense by Pfizer in accordance with Section 7.4(b).

1.99. “Territory” means worldwide.

1.100. “Third Party” means any person or entity other than Pfizer, BIND or their respective Affiliates.

1.101. “Valid Claim” means with respect to a particular country (i) any claim of an issued and unexpired Bind Background Patent, Sponsored Design/Preclinical Collaboration Patent, or Joint Patent that (a) has not been held permanently revoked, unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal and (b) has not been abandoned, cancelled, withdrawn, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (ii) a claim of a Patent application which has been pending for no longer than seven years in such country, or, for Patent applications filed in Japan, ten years, which claim has not been abandoned or finally disallowed without the possibility of appeal or re-filing on the application.

1.102. “Yale License Agreement” means the Exclusive License Agreement, by and between Yale University and BIND, effective as of January 31, 2013, as such agreement may be amended or restated in a manner that does not constitute a breach of this Agreement.

1.103. “Yale Patents” means those Patents in-licensed by BIND pursuant to the Yale License Agreement necessary or useful (i) to research and Develop Agreement Compounds during the Design/Preclinical Collaboration Term or (ii) to Develop, Manufacture or Commercialize Agreement Compounds or Covered Products in the Field during the Term.

Definitions for each of the following terms are found in the body of this Agreement as indicated below:

Defined Term	Location
Accurin™ Class Specific Data	Section 7.3(a)
Accurin Improvement Technology	Section 9.2(a)
Affected Party	Section 14.2(c)
Alliance Manager	Section 1.1(a)
Associates or Associate	Section 7.7(c)
Bankruptcy Event	Section 14.2(c)
BIND Indemnitees	Section 13.5
BIND Sponsored Design/Preclinical Collaboration Technology	Section 9.2(d)(i)
Claim	Section 13.5(d)
Confidential Information	Section 12.1(a)
Competitive Infringement	Section 11.1
Design/Preclinical Collaboration Plan	Section 2.1(b)
Design/Preclinical Collaboration Term	Section 2.1(a)
Disclosing Party	Section 12.1(a)
Exercise	Section 4.1
Indemnitee	Section 13.5(d)
Indemnitor	Section 13.5(d)

Defined Term	Location
Issuing Party	Section 12.1(b)
Joint Sponsored Design/Preclinical Collaboration Technology	Section 9.2(d)(iii)
JRC	Section 3.2(a)
Losses	Section 13.5(a)
[***] License	Section 4.1
[***]	Section 4.1
Option Fee	Section 8.2
Pfizer Compound Improvement	Section 9.2(c)
Pfizer Indemnitees	Section 13.5(c)
Pfizer Option Notice	Section 4.1
Pfizer Option Period	Section 4.1
Pfizer Sponsored Design/Preclinical Collaboration Technology	Section 9.2(c)(i)
[***] License	Section 4.1
[***]	Section 4.1
Product Specific Patent	Section 10.1(c)
Program Lead	Section 3.1
Receiving Party	Section 12.1(a)
Release	Section 12.1(b)
Replacement Period	Section 2.2(c)
Reviewing Party	Section 12.1(b)
Royalty Term	Section 8.8(b)
Sole Sponsored Design/Preclinical Collaboration Technology	Section 9.2(c)(i)
Targeted Nanoparticle	Section 1.1
Supply Agreement	Section 6.1
Term	Section 14.1

Section 2.	Design/Preclinical Collaboration Project Phase.

2.1. Conduct of the Design/Preclinical Collaboration Project.

(a) The Parties will conduct the Design/Preclinical Collaboration Project on the terms and conditions set forth in this Agreement and the Design/Preclinical Collaboration

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Plan to identify and Develop Agreement Compounds. The Design/Preclinical Collaboration Project will be undertaken and performed during the period beginning on the Effective Date and ending on the [***] anniversary [***], unless earlier terminated as provided in this Agreement (the “Design/Preclinical Collaboration Term”). The Design/Preclinical Collaboration Term may be extended only by mutual written agreement of the Parties.

(b) The research and preclinical Development activities to be undertaken and performed by the Parties in connection with the Design/Preclinical Collaboration Project, the BIND FTEs to be reimbursed to BIND by Pfizer and the BIND out-of-pocket expenses to be reimbursed to BIND by Pfizer are set forth in a detailed plan agreed in writing by the Parties (the “Design/Preclinical Collaboration Plan”). Any modifications or amendments to the Design/Preclinical Collaboration Plan that are proposed by either Party will be subject to review and prior written approval by the JRC pursuant to and in accordance with the terms of Section 3.2(e).

(c) Pfizer will use Commercially Reasonable Efforts to undertake and perform its obligations as set forth in the Design/Preclinical Collaboration Plan using appropriate personnel and resources. BIND will use Commercially Reasonable Efforts to undertake and perform its obligations as set forth in the Design/Preclinical Collaboration Plan as well as any other activities that it has agreed to undertake under this Agreement using appropriate personnel and resources (but for work to be performed by BIND under the Design/Preclinical Collaboration Plan, subject to the extent FTEs are funded pursuant to Section 8.11 and as set forth in the Design/Preclinical Collaboration Plan, it being understood that BIND is not required to perform work not so funded by Pfizer). The Parties will work together to coordinate their efforts in performing their respective responsibilities under the Agreement. Except as expressly set forth in Section 8.11 and the Design/Preclinical Collaboration Plan (or as may otherwise be agreed by the Parties in writing prior to being incurred), each of BIND and Pfizer is and will remain solely responsible for all of the out-of-pocket and internal costs and expenses that are incurred by or on its behalf in connection with the performance of the Design/Preclinical Collaboration Plan during the Design/Preclinical Collaboration Term.

2.2. Amendment of the Design/Preclinical Collaboration Plan; Candidate Compounds and Agreement Compounds.

(a) Pfizer may amend the Design/Preclinical Collaboration Plan at any time, provided that to the extent that any change to the Design/Preclinical Collaboration Plan will materially increase BIND’s obligations under the Design/Preclinical Collaboration Plan, then the Design/Preclinical Collaboration Plan shall be amended to include such change only by the written agreement of the Parties or as set forth in this Section 2.2.

(b) The initial Design/Preclinical Collaboration Plan identifies [***] for inclusion in the Design-Preclinical Collaboration Plan. These [***] compounds are the initial Candidate Compounds. BIND will use Commercially Reasonable Effort to produce at

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least [***] Accurins that incorporate or are combined with each Candidate Compound within [***] months after delivery by Pfizer to BIND of sufficient quantities of each such Candidate Compound.

(c) By written notice to BIND at any time within the Replacement Period, Pfizer may replace any Candidate Compound with another Candidate Compound from the same Compound Family. Such right of replacement may be exercised by Pfizer up to two times with respect to each Compound Family. Upon receipt of each such notice, the Candidate Compound being replaced shall cease to be a Candidate Compound and the replacement Candidate Compound shall be the Candidate Compound for the applicable Compound Family. Upon receipt of each such replacement notice, BIND will suspend Development activities directed to the Candidate Compound being replaced and the related Accurin® and will amend the Design/Preclinical Collaboration Plan to provide for the initial Development of the replacement Candidate Compound and the production by BIND of Accurins® incorporating or combined with such replacement Candidate Compound. BIND may delay commencement of the Development activities with respect to a replacement Candidate Compound for a period of up to [***] months after delivery by Pfizer to BIND of sufficient quantities of each such Candidate Compound. “Replacement Period” shall be determined on a Compound Family-by-Compound Family basis and shall initially be equal to the Design/Preclinical Collaboration Term; provided that, (A) the Replacement Period for a given Compound Family shall be extended by the number of days in excess of [***] days that elapsed between the delivery by Pfizer to BIND of sufficient quantities of each such replacement Candidate Compound for such Compound Family (if any) and the date on which BIND produced the second Accurin that incorporates or is combined with such a replacement Candidate Compound (for avoidance of doubt, such number of days shall be calculated for each replacement Candidate Compound within in Compound Family and, if there are more than one such replacement Candidate Compound, such numbers of days shall be added together), (B) the Replacement Period for a given Compound Family shall be reduced by the number of days that is equal to [***] minus the number of days that elapsed between the delivery by Pfizer to BIND of sufficient quantities of the initial Candidate Compound and the date on which BIND produced the second Accurin that incorporates or is combined with such initial Candidate Compound from the relevant Compound Family and (C), notwithstanding the foregoing, the Replacement Period shall not end sooner than the earlier of (1) the termination of this Agreement and (2) the [***] anniversary [***].

2.3. Design/Preclinical Collaboration Project Records, Reports and Materials.

(a) Each Party will maintain, or cause to be maintained, records of its activities and results achieved under the Design/Preclinical Collaboration Plan in sufficient detail and in good scientific manner appropriate for scientific, patent and regulatory purposes, which will properly reflect all work included in the Design/Preclinical Collaboration Project. All such records will be maintained in manner consistent with (i) applicable law relating to similar documentation used to obtain and maintain Regulatory Approvals in the United States, and (ii) such Party’s applicable internal policies and procedures.

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(b) During the Design/Preclinical Collaboration Term and for the next calendar quarter thereafter, each Party will furnish to the JRC a summary written report, within thirty (30) days after the end of each calendar quarter, describing the status and progress of its performance under the Design/Preclinical Collaboration Plan and any other work conducted by or on its behalf as part of the Design/Preclinical Collaboration Project.

(c) If samples of Materials are provided during the Design/Preclinical Collaboration Term, the Party receiving such Materials (the “Materials Recipient”) will only use the Materials in accordance with the Design/Preclinical Collaboration Plan (or as may otherwise be permitted under the terms and conditions of this Agreement). The Materials Recipient will not distribute or otherwise allow the release of Materials to any Third Party other than subcontractors pursuant to Section 2.3 below without the prior written consent of the supplying Party (the “Materials Supplier”), which consent will not be unreasonably withheld. Materials made available to the Materials Recipient (and any derivatives or progeny thereof) are and will remain the sole property of the Materials Supplier and will be used in compliance with all applicable law. The Materials Supplier will provide the Materials Supplier together with the Materials any available information related to the safe and proper storage and handling of the Materials. The Materials Supplier hereby represents and warrants that it has the right authority to provide and make available such Materials to the Materials Recipient for use as contemplated hereunder.

(d) At the end of the Design/Preclinical Collaboration Term (or such earlier time as the Materials Supplier may request in writing), the Materials Recipient shall either destroy or return to the Materials Supplier, at the Materials Supplier’s sole discretion, all unused Materials provided by the Materials Supplier.

2.4. Subcontractors. Either Party may subcontract any of its activities for the Design/Preclinical Collaboration Project to a Third Party, provided that any such Third Party must have entered into a written agreement with such Party that includes terms and conditions protecting and limiting use and disclosure of Confidential Information and Know-How at least to the same extent as under this Agreement, and requiring the Third Party and its personnel to assign to such Party all right, title and interest in and to any materials, technology and intellectual property (and intellectual property rights therein) created or conceived in connection with performance of subcontracted activities. Each Party is responsible for compliance by such Third Party with the applicable terms and conditions of this Agreement.

Section 3.	Relationship Management.

3.1. Program Leads. On or as soon as practicable after the Effective Date (but in all cases prior to the first meeting of the JRC), each of BIND and Pfizer will designate one of its individual employees to serve as that Party’s lead and primary point of contact for matters related to the coordination of Design/Preclinical Collaboration Project activities and such other activities that require coordination between the Parties (such as manufacturing related activities) (each, a “Program Lead”). The Program Leads will also serve as co-chairpersons of the JRC with responsibility for generating JRC meeting schedules and agendas and other administrative matters related to the conduct of JRC meetings, but will not have any decision-making authority. A Party will have the right to change its Program Lead and designate a different one of its individual employees to serve as that Party’s Program Lead by providing written notice thereof to the other Party.

3.2. Joint Design/Preclinical Collaboration Committee.

(a) On or as soon as practicable after the Effective Date, the Parties will establish a Joint Design/Preclinical Collaboration Committee, comprised of the two (2) Program Leads, two (2) additional representatives of BIND from its CMC and preclinical development groups, and two (2) additional representatives of Pfizer (the “JRC”). Each Party may replace any of its representatives on the JRC at any time upon written notice to the other Party.

(b) A Party may invite others of its or its Affiliates’ employees to attend and participate in relevant portions of meetings of the JRC as necessary to facilitate the sharing of information and discussion of any issues related to the Design/Preclinical Collaboration Plan, performance of the Design/Preclinical Collaboration Project and performance of the Development & Commercialization Program. A Party will notify the other Party’s Program Lead in writing if it wishes to invite a Third Party consultant or subcontractor to attend a JRC meeting. Any such notice will be provided at least five (5) business days prior to the relevant JRC meeting, will identify the Third Party consultant or subcontractor, and will briefly describe the reasons the requesting Party wishes to include such individual at the meeting. The attendance and participation of any such Third Party consultant or subcontractor will be subject to the prior written consent of the other Party (which consent will not be unreasonably withheld). Any such consent will be conditioned upon the Third Party consultant or subcontractor entering into a suitable confidentiality and non-use agreement with the consenting Party.

(c) The JRC will meet during the Term at least quarterly, or as otherwise agreed, at such times as are agreed to by the JRC members. Such meetings may be in-person, via videoconference, or via teleconference. Meetings of the JRC will be effective only if at least one (1) representative of each Party is present or participating. Each Party will be responsible for all of its own costs and expenses of participating in the JRC meetings. BIND’s Program Lead will be responsible for chairing the JRC’s first meetings, and such responsibility will thereafter alternate between Pfizer’s Program Lead and BIND’s Program Lead during the remainder of the Design/Preclinical Collaboration Term. The Parties may elect to maintain minutes of JRC meetings, in which case the Program Leads will also be responsible for generating, circulating and obtaining approval of such minutes. The JRC will cease to exist upon the expiration of the Design/Preclinical Collaboration Term or such earlier time as the Parties may mutually agree.

(d) The JRC will be responsible for monitoring and coordinating the performance of the Design/Preclinical Collaboration Project in accordance with the Design/Preclinical Collaboration Plan. Specific JRC responsibilities will include the following:

(i) Periodic review of the Parties’ efforts and progress under the Design/Preclinical Collaboration Plan;

(ii) Review and approval of any proposed modifications or amendments to the Design/Preclinical Collaboration Plan;

(iii) Prioritization and oversight of execution of specific activities to be performed under the Design/Preclinical Collaboration Plan;

(iv) Review and evaluation of Agreement Compounds for which pre-clinical Development work should be performed as part of the Design/Preclinical Collaboration Project; and

(v) Serving as a forum for the Parties to discuss any issues arising with respect to the conduct or results of the Design/Preclinical Collaboration Project.

(e) Any decisions by the JRC will be made by consensus of all JRC members in attendance at the applicable JRC meeting, with each of Pfizer and BIND having one (1) vote. If the JRC cannot reach consensus on a matter, then, after due consideration of the input from BIND, Pfizer will have final decision-making authority; provided, however, that Pfizer will not have the right to unilaterally modify or amend the Design/Preclinical Collaboration Plan to the extent that it would impose upon BIND significant changes in the hours, spending or resources of BIND. The Parties acknowledge and agree that the JRC will not have the power or authority to amend or modify any of the terms of this Agreement or to waive any Party’s rights or obligations hereunder.

Section 4.	Option.

4.1 Pfizer Options. For the period commencing at the Effective Date and ending [***] days after the later to occur of: (i) the completion of the Design/Preclinical Collaboration Term and (ii) the expiration of the Replacement Term for the [***] Compound Family (the “[***] Option Period”), Pfizer will be entitled, by written notice to BIND (a “[***] Option Notice”) to exercise the [***] Option. For the period commencing at the Effective Date and ending [***] days after the later to occur of: (i) the completion of the Design/Preclinical Collaboration Term and (ii) the expiration of the Replacement Term for the [***] Compound Family (the “[***] Option Period”), Pfizer will be entitled, by written notice to BIND (a “[***] Option Notice”) to exercise the [***] Option. The [***] Option Notice and the [***] Option Notice are sometimes each referred to as an “Option Notice” and the [***] Option Period and the [***] Option Period are sometimes each referred to as an “Option Period.”

(a) The “[***] Option” means Pfizer’s option, as provided in this Section 4.1, to acquire the (sub)license defined in Section 7.1(b)(i) (the “[***] License”).

(b) The “[***] Option” means Pfizer’s option, as provided in this Section 4.1, to acquire the (sub)license defined in Section 7.1(b)(ii) (the “[***] License”).

(c) A separate Option Notice and payment of the Option Fee (as defined in Section 8.2 below) will be required for the exercise of each of the [***] Option and the [***] Option. Within five (5) business days of receipt by BIND of an Option Notice, BIND will provide to Pfizer a Schedule of Exceptions as contemplated under Section 13.1. Within thirty (30) days of receipt of such Schedule of Exceptions, Pfizer has the right to notify BIND in writing that it cancels the exercise of the option

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provided for in such Option Notice. Such cancellation will be without prejudice to Pfizer’s ability to provide an Option Notice again with respect to such cancelled Option within the relevant Option Period.

(d) If Pfizer cancels its exercise of its [***] Option as provided herein, the [***] License shall be cancelled.

(e) If Pfizer cancels its exercise of its [***] Option as provided herein, the [***] License shall be cancelled.

(f) Upon receipt by BIND of any subsequent Option Notice, the Parties shall again undertake the process outlined above.

(g) As used in this Agreement, Pfizer’s “Exercise” of the [***] Option or the [***] Option means, in each case, the exercise of such option without subsequent cancellation pursuant to and in accordance with this Section.

Section 5.	Development and Commercialization of Agreement Compounds and Covered Products.

5.1. Development & Commercialization Program.

(a) Following the exercise of the option by Pfizer and the (sub)license by Pfizer in accordance with Section 4.1, Pfizer will be solely responsible for designing and performing all aspects of the Development & Commercialization Program for the relevant Agreement Compounds, and Pfizer will have sole responsibility for all costs and expenses arising therefrom. Pfizer will have final decision-making authority, at its sole discretion, with respect to the design and conduct of the Development & Commercialization Program.

(b) To the extent that BIND has, during the Design/Preclinical Collaboration Term, provided or otherwise made available to Pfizer any Materials for use in performance of the Design/Preclinical Collaboration Plan, Pfizer will have the right to continue to use such Materials as necessary in connection with the Development & Commercialization Program, to the same extent as the (sub)license by BIND in Section 7.1 and subject to Pfizer’s compliance with Section 2.3(c).

5.2. Diligence.

(a) Beginning with the end of the Design/Preclinical Collaboration Term and continuing for the remainder of the Term, Pfizer will use, and will cause its Affiliates and Sublicensees to use, Commercially Reasonable Efforts to Develop and seek Regulatory

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Marketing Approval for at least one Covered Product in at least one Indication in at least one Major Market Country. Pfizer will have no other diligence obligations with respect to the Development of Covered Products under this Agreement.

(b) Beginning with the end of the Design/Preclinical Collaboration Term and continuing for the remainder of the Term, Pfizer will use, and will cause its Affiliates and Sublicensees to use, Commercially Reasonable Efforts to Commercialize each Covered Product in each Major Market Country where it receives Regulatory Marketing Approval. Pfizer will have no other diligence obligations with respect to the Commercialization of Covered Products under this Agreement.

(c) Beginning with the end of the Design/Preclinical Collaboration Term and ending with the First Commercial Sale of a Covered Product, Pfizer will provide BIND with an annual report with a summary of events related to the Development & Commercialization Program, including a listing of any Regulatory Approvals achieved for Agreement Compounds or Covered Products. Any and all such reports (and all data and information set forth therein) will be considered Pfizer’s Confidential Information and will be subject to the confidentiality and use restrictions under this Agreement. Pfizer will also consider in good faith any reasonable requests by BIND for additional information (to the extent available) related thereto.

5.3. Suspension of Development. In the event that (i) Pfizer determines in its exercise of Commercially Reasonable Efforts that either Agreement Compound or Covered Product has or is reasonably expected to have an unacceptable risk-benefit profile or is otherwise not suitable for the initiation or continuation of Development, (ii) Pfizer or BIND generates any safety, tolerability or other data indicating or signaling that either an Agreement Compound or a Covered Product has or is reasonably expected to have an unacceptable risk-benefit profile, Pfizer may immediately take any and all actions that it deems necessary or appropriate with respect to any such Development activities or clinical studies to appropriately address such concerns, including instituting a clinical hold or otherwise suspending Development, the termination of some or all Development activities and/or clinical studies with respect to a particular Agreement Compound or Covered Product, or the termination of this Agreement, in its entirety or with respect to such Agreement Compound or Covered Product, pursuant to Section 14.2(b). For the avoidance of doubt, BIND acknowledges and agrees that such decisions, actions and changes made to Development activity and clinical studies shall not be in breach of this Agreement.

5.4. Exceptions to Diligence Obligations. Notwithstanding any provision of this Agreement to the contrary, Pfizer will be relieved of its failure to fulfill any diligence obligation set forth in Section 5.2 to the extent, but only to the extent, that Pfizer’s failure to fulfill such diligence obligation is caused by:

(a) BIND failure to fulfill its Development or other obligations under the Design/Preclinical Collaboration Plan or this Agreement; or

(b) BIND failure to fulfill its Manufacturing or other obligations under the Design/Preclinical Collaboration Plan or this Agreement as set forth in Section 6.

5.5. Assertion of Pfizer Diligence Obligation Claims. If either Party is or becomes aware of facts that might form a reasonable basis to allege that Pfizer has failed to meet any of its obligations under Section 5.2, then such Party will promptly notify the other Party in writing of such potential alleged performance failure (each such potential alleged performance failure, a “Diligence Issue”). Promptly upon receipt of any notice of a Diligence Issue pursuant to this Section 5.5, the Program Leads will meet to discuss the specific nature of such Diligence Issue and seek to identify an appropriate corrective course of action. If, no later than thirty (30) days after receipt of such a notice, (a) the Parties have not reached consensus regarding whether Pfizer has failed to satisfy its obligations pursuant to Section 5.2 and (b) the Parties’ respective Program Leads have not agreed upon an appropriate corrective course of action for such Diligence Issue, then the Parties shall be free to exercise their respective rights and remedies hereunder.

5.6. Regulatory Approvals. Pfizer or its designated Affiliate(s) shall have the sole authority to file applications for all Regulatory Approvals for Agreement Compounds and Covered Products, including communicating with any Regulatory Authority, both prior to and following any Regulatory Approval.

5.7. Other Pfizer Programs. Each Party understands and acknowledges that the other Party may have present or future initiatives or opportunities, including initiatives or opportunities with its Affiliates or Third Parties, involving products, programs, technologies or processes that are similar to, and in some instances may compete with, a Pfizer Compound, an Agreement Compound, Covered Product(s), Accurins, nanoparticle technology, a program, technology or process covered by this Agreement. Except for the restrictions set forth in Section 5.8, each Party acknowledges and agrees that nothing in this Agreement will be construed as a representation, warranty, covenant or inference that the other Party will not itself research, develop, manufacture or commercialize or enter into business relationships with one or more of its Affiliates or Third Parties to research, develop, manufacture or commercialize products, programs, technologies or processes that are similar to or that may compete with any product, program, technology or process covered by this Agreement.

5.8. Exclusivity.

(a) [***] Compound Exclusivity. Other than in performance of its obligations to Pfizer pursuant to this Agreement, as expressly provided herein, BIND shall not, directly or with or through an Affiliate, employ the BIND Technology or Joint IP to Develop, Manufacture or Commercialize any Accurin or other Targeted Nanoparticle incorporating or otherwise combined with any Competitive [***] Compound, nor shall BIND grant rights to BIND Technology or Joint IP to any Third Party to Develop, Manufacture or Commercialize any Accurin or other Targeted Nanoparticle incorporating or otherwise combined with any Competitive [***] Compound, during any part of the Term prior to expiration of the Pfizer Option Period or following Pfizer’s Exercise of the [***].

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(b) [***] Compound Exclusivity. Other than in performance of its obligations to Pfizer pursuant to this Agreement, as expressly provided herein, BIND shall not, directly or with or through an Affiliate, employ the BIND Technology or Joint IP to Develop, Manufacture or Commercialize any Accurin or other Targeted Nanoparticle incorporating or otherwise combined with any Competitive [***] Compound, nor shall BIND grant rights to BIND Technology or Joint IP to any Third Party to Develop, Manufacture or Commercialize any Accurin or other Targeted Nanoparticle incorporating or otherwise combined with any Competitive [***] Compound, during any part of the Term prior to expiration of the Pfizer Option Period or following Pfizer’s Exercise of the [***].

Section 6.	Manufacturing.

6.1. Preclinical Supplies. From the Effective Date through the initiation of Phase 1 Studies, BIND will have the sole right and obligation to Manufacture or have Manufactured, Agreement Compounds for the payment agreed to by the Parties as set forth in the Design/Preclinical Collaboration Plan. BIND shall supply to each Party the amounts of any such Agreement Compound necessary for each Party to the meet its obligations pursuant to the Design/Preclinical Collaboration Plan from the Effective Date through the initiation of Phase I Studies. At BIND’s request, Pfizer will, at its sole expense, provide adequate supplies of any active pharmaceutical ingredient in the Pfizer Compounds in a form suitable for Manufacture of Agreement Compounds for preclinical activities. As compensation for BIND’s performance of its right and obligation to Manufacture or have Manufactured Agreement Compounds as described in this Section 6.1, Pfizer shall pay BIND as set forth in the Design/Preclinical Collaboration Plan and as more specifically provided in Section 8.11(a), which payment is comprised of: (i) reimbursement at the FTE Rate for all employees of BIND engaged in such Manufacturing efforts pursuant to the Design/Preclinical Collaboration Plan and (ii) reimbursement of out-of-pocket expenses incurred by BIND in connection with such Manufacturing efforts, including actual amounts paid by BIND to any Third Parties supporting or engaged in such Manufacturing efforts (including the advancement of reservation deposits payable to such Third Parties to the extent allocable to reserve capacity for such Manufacturing). For the avoidance of doubt, BIND will not be entitled to any payment other than as provided in the foregoing provisions of this Section with respect to the Manufacture of any Agreement Compound without the prior written consent of Pfizer.

6.2. Phase 1 Supplies. Promptly following the Effective Date, the Parties will negotiate in good faith towards a supply agreement pursuant to which BIND will Manufacture or have Manufactured, Agreement Compounds for use in Phase 1 Studies (the “Supply Agreement”). If BIND engages a contract manufacturer to perform such Manufacturing on behalf of BIND, such contract manufacturer shall be acceptable to Pfizer, provided that Pfizer hereby acknowledges and agrees that [***] is, as of the Effective Date, acceptable to Pfizer. The Supply Agreement will contain the following terms and conditions and such other reasonable terms as are customarily included in similar pre-commercial supply agreements.

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(a) From the initiation of Phase 1 Studies through the completion of Phase 1 Studies, BIND will have the sole right and obligation to Manufacture or have Manufactured, Agreement Compounds.

(b) At BIND’s request, Pfizer will, at its sole expense, provide adequate supplies of the Pfizer Compounds in a form suitable for Manufacture of such Agreement Compounds for use in any and all Phase 1 Studies as further specified in the Supply Agreement.

(c) The compensation payable to BIND for such Manufacturing activities shall be comprised of: (i) the FTE Rate for all employees of BIND engaged in such Manufacturing efforts, (ii) to the extent identified in the Supply Agreement or approved by Pfizer in advance in writing, out-of-pocket expenses incurred by BIND in connection with such Manufacturing efforts, provided that such out-of-pocket expenses in connection with any equipment or other capital assets that are required to be acquired in order to perform the Manufacturing activities shall be limited to the reasonable amortized cost of such equipment over the course of the period during which such assets are used for such Manufacturing and, to the extent such equipment is utilized by BIND during such period for other purposes in addition to such Manufacturing, to a reasonable allocated portion of such cost, and (iii) actual amounts paid by BIND to any Third Parties supporting or engaged in such Manufacturing efforts (including the advancement of reservation deposits payable to such Third Parties solely to the extent applicable to, and in proportion to, the Manufacture of materials for Pfizer).

(d) Such Manufacturing activities shall be conducted in accordance with applicable laws and relations, including without limitation, current Good Manufacturing Practices as defined in regulations promulgated pursuant to the FFDCA and the requirements of Pfizer’s quality systems and procedures.

(e) In the event that, at any time during the Term, BIND is, or anticipates it shall be, unable or unwilling at any time to supply any Agreement Compounds or Covered Product ordered by Pfizer, BIND shall promptly notify Pfizer of such and in the event of either (i) or (ii) Pfizer may, in addition to any other rights or remedies hereunder and at its option, either purchase from a Third Party or Manufacture and/or package for itself quantities of such Agreement Compounds or Covered Product sufficient to replace any quantities of Agreement Compounds or Covered Product which BIND is unable or unwilling to supply. Upon the request of Pfizer, BIND shall provide reasonable assistance to Pfizer in arranging for such Manufacture by Pfizer, Pfizer’s Affiliates or by alternative suppliers, including providing technical personnel, at BIND’s expense, to Pfizer, Pfizer’s Affiliates and the alternative supplier, and BIND will cooperate to provide to Pfizer, Pfizer’s Affiliates or such Third Party manufacturer, under obligations of confidentiality and non-use, that is equivalent to the protection provided in Section 12 of this Agreement, to provide protection of BIND’s intellectual property , all BIND existing manufacturing information and Know-How reasonably required or useful for Pfizer, Pfizer’s Affiliates or such Third Party to perform such Manufacturing of Agreement Compounds and Covered Products for Pfizer.

6.3. Other Clinical Supplies and Commercial Supplies.

(a) Upon commencement of the first Phase 1 Study, BIND and Pfizer will enter into good faith negotiations for a period of [***] days to discuss the Manufacture of Agreement Compounds by BIND for further Development and Commercialization by Pfizer.

(b) If (i), following such good faith negotiations, Pfizer determines (in its sole discretion) that Pfizer, Pfizer’s Affiliates or a Third Party should assume a primary or second-source manufacturing role or (ii) at any time during the Term BIND is, or anticipates it shall be, unable or unwilling at any time to supply any Agreement Compounds or Covered Product ordered by Pfizer, BIND shall promptly notify Pfizer of such and in the event of either (i) or (ii), then BIND shall provide reasonable assistance to Pfizer in arranging for the transition, including providing technical personnel, of the Manufacturing of Agreement Compounds and Covered Products to Pfizer, Pfizer’s Affiliates or a Third Party manufacturer, and BIND will cooperate to provide to Pfizer, Pfizer’s Affiliates or such Third Party manufacturer, under obligations of confidentiality and non-use, that is equivalent to the protection provided in Section 12 of this Agreement, to provide protection of BIND’s intellectual property in form and substance satisfactory to BIND, all existing BIND manufacturing information and Know-How reasonably required or useful for Pfizer, Pfizer’s Affiliates or such Third Party to perform such Manufacturing of Agreement Compounds and Covered Products for Pfizer. In such event, Pfizer shall be responsible for the further Manufacturing of Agreement Compounds and Covered Products and shall contract directly with any Third Party manufacturer. Pfizer shall be solely responsible for all costs associated with the purchase of Agreement Compounds and Covered Products from any Third Party manufacturer. BIND will have no responsibility to Pfizer for Pfizer’s further supply of Agreement Compounds and Covered Products to be provided by a Third Party manufacturer pursuant to this Section 6.3(b); provided that, Pfizer and BIND shall remain in communication throughout Development and Commercialization regarding Pfizer’s manufacturing requirements and any technical or other issues in connection therewith and BIND’s expertise and resources that could be made available to Pfizer on terms to be negotiated by the Parties. To the extent required to satisfy 35 USC § 204, Pfizer and BIND agree that any Covered Products used or sold in the United States will be manufactured substantially in the United States.

Section 7.	(Sub)licenses and Other Rights.

7.1. (Sub)licenses to Pfizer.

(a) Design/Preclinical Collaboration Project License. Subject to the terms and conditions of this Agreement, BIND hereby grants to Pfizer a non-exclusive, worldwide, royalty-free (sub)license under the BIND Technology and BIND’s right, title and interest in and to the Joint IP, solely to the extent necessary for Pfizer to conduct its obligations and responsibilities allocated to it under the Design/Preclinical Collaboration Project during the Design/Preclinical Collaboration Term only. Such (sub)license may be sublicensed or other rights granted thereunder by Pfizer only to its Affiliates or to permitted subcontractors under Section 2.4.

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(b) Exclusive Licenses. Subject to the terms and conditions of this Agreement:

(i) [***] License. On Exercise of the [***], BIND will and hereby does grant to Pfizer an exclusive, royalty-bearing (sub)license, with the right to grant sublicenses or other rights thereunder only to the extent permitted under Section 7.4, under the BIND Technology and BIND’s right, title and interest in and to the Joint IP, for the Term only (subject to the provisions of Section 14.1), solely to use, have used, Develop, have Developed, Commercialize, have Commercialized (including to use, sell, offer for sale and import) and, solely to the extent set forth in Section 6, Manufacture and have Manufactured, [***] Agreement Compounds and [***] Covered Products, in the Field and Territory only.

(ii) [***] License. On Exercise of the [***], BIND will and hereby does grant to Pfizer an exclusive, royalty-bearing (sub)license, with the right to grant sublicenses or other rights thereunder only to the extent permitted under Section 7.4, under the BIND Technology and BIND’s right, title and interest in and to the Joint IP, for the Term only (subject to the provisions of Section 14.1), solely to use, have used, Develop, have Developed, Commercialize, have Commercialized (including to use, sell, offer for sale and import) and, solely to the extent set forth in Section 6, Manufacture and have Manufactured, [***] Agreement Compounds and [***] Covered Products, in the Field and Territory only.

(iii) Notwithstanding anything herein to the contrary, BIND will retain the right to perform the Design/Preclinical Collaboration Project and to Manufacture and supply Agreement Compounds as described in Section 6.1 and as the Parties may otherwise agree in writing.

(c) Internal Research License for Disclosures. Subject to the terms and conditions of this Agreement, BIND hereby grants to Pfizer a non-exclusive, irrevocable, perpetual, royalty-free, fully paid-up, worldwide (sub)license to use solely for internal research purposes BIND’s Know-How or Confidential Information (other than any BIND Manufacturing/Formulation Trade Secret) disclosed to Pfizer during the Term in connection with this Agreement. Such (sub)license may be sublicensed or other rights granted thereunder by Pfizer only to its Affiliates.

7.2. (Sub)licenses to BIND.

(a) Design/Preclinical Collaboration Project License. Subject to the terms and conditions of this Agreement, Pfizer hereby grants to BIND a non-exclusive, worldwide and

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royalty-free (sub)license under the Pfizer Technology and Pfizer’s right, title and interest in and to the Joint IP, for the Design/Preclinical Collaboration Term only, solely to the extent necessary for BIND to conduct its obligations and responsibilities allocated to it under the Design/Preclinical Collaboration Project during the Design/Preclinical Collaboration Term only. Such (sub)license may be sublicensed or other rights granted thereunder by BIND only to its Affiliates or to permitted subcontractors under Section 2.4.

(b) Internal Research License for Disclosures. Subject to the terms and conditions of this Agreement, Pfizer hereby grants to BIND a non-exclusive, irrevocable, perpetual, royalty-free, fully paid-up, worldwide (sub)license to use solely for internal research purposes Pfizer’s Know-How or Confidential Information (other than any Pfizer Manufacturing/Formulation Trade Secret) disclosed to BIND during the Term in connection with this Agreement. Such (sub)license may be sublicensed or other rights granted thereunder by BIND only to its Affiliates.

7.3. Regulatory License Grants.

(a) General. The Parties will generate Pfizer Regulatory Data for Agreement Compounds and Covered Products under this Agreement, and BIND intends to generate BIND Regulatory Data itself and with its Third Party licensees. To the extent that any such Pfizer Regulatory Data or BIND Regulatory Data includes data concerning Accurins™ as a drug class generally (collectively, “Accurin™ Class Specific Data”), then the following licenses shall apply; provided, however only to the extent the underlying clinical study target, therapeutic or Pfizer Compound is not revealed by the inclusion of any such data in such license:

(i) Grant by BIND. Subject to the terms and conditions of this Agreement, BIND will grant to Pfizer and its Affiliates, for Agreement Compounds and Covered Products, a non-exclusive, royalty-free, fully paid-up, worldwide license, with the right to sublicense only as provided in Section 7.4, under Accurin™ Class Specific Data Controlled by BIND and its Affiliates, in the Field in the Territory, and only for those activities for which Pfizer has a then-effective license under Section 7.1. The foregoing license grant will not include any right to reference any Regulatory Documentation filed with a Regulatory Authority.

(ii) Grant by Pfizer. Pfizer will grant to BIND and its Affiliates, a perpetual, irrevocable, non-exclusive, royalty-free and fully paid-up, worldwide license, with the right to grant sublicenses, under Accurin™ Class Specific Data owned or controlled by Pfizer and its Affiliates or Sublicensees, to research, develop and commercialize Accurins™ (excluding Agreement Compounds, Covered Products and Pfizer Compounds). The foregoing license grant will not include any right to reference any Regulatory Documentation filed with a Regulatory Authority. The foregoing license may be sublicensed by BIND and its Affiliates solely to any sublicensees of BIND that license to BIND similar rights to data concerning Accurins™ as a drug class generally that are generated by or for BIND or such sublicensee so that BIND Controls rights in such data and that such rights are made available to Pfizer under Section 7.3(a)(i) above.

(b) Disclosure of Accurin™ Class Specific Data. To the extent that any Accurin™ Class Specific Data is not already subject to disclosure by one Party to the other Party hereunder, copies of any Accurin™ Class Specific Data subject to a license grant in this Section 7.3(b) will be provided by the granting Party to the licensee Party, when and as any such Accurin™ Class Specific Data becomes available to the granting Party.

7.4. Transfer and Sublicensing.

(a) The (sub)licenses granted in Sections 7.1(b) and 7.2 are transferable only upon a permitted assignment of this Agreement in accordance with Section 15.1.

(b) The (sub)licenses granted in Sections 7.1(b) and 7.2 may be sublicensed and other rights granted thereunder by Pfizer to Third Parties, but only in compliance with the following:

(i) Pfizer may grant a sublicense to an Affiliate of Pfizer as a Sublicensee hereunder, provided such sublicense only remains in effect for as long as such Sublicensee remains an Affiliate of Pfizer;

(ii) Pfizer may grant a sublicense to non-Affiliated Third Parties that are clinical research organizations, contract manufacturers, contract laboratory organizations, distributors (provided that such distributors are not granted exclusive rights to Commercialize a Covered Product in any territory or to any customer segment) and other similar organizations that support the Development and Commercialization of Agreement Compounds and Covered Products on a fee-for-service basis as Sublicensees hereunder, provided that such sublicenses include obligations of confidentiality and non-use to provide robust protection of BIND’s intellectual property in form and substance satisfactory to BIND;

(iii) Pfizer may grant a sublicense to other non-Affiliated Third Parties as a Sublicensee hereunder, provided that such sublicenses include terms and obligations that are substantially similar to the terms and obligations in this Agreement that are expressly applicable to Pfizer’s sublicensees, including regarding indemnification, assignment of intellectual property rights as provided in Section 9, confidentiality and non-use, to provide protection of BIND’s intellectual property and other rights that is equivalent to the protection provided by Pfizer to BIND under this Agreement, such protection to be provided in form and substance satisfactory to BIND, provided that BIND’s consent to such form and substance will not be unreasonably withheld;

(iv) Pfizer will be responsible for any and all obligations of any such Sublicensee as if such Sublicensee were “Pfizer” hereunder; and

(v) Pfizer will provide prompt written notice to BIND after the grant of each such Sublicense; to the extent required by any BIND Third Party License Agreement, (a) BIND may provide a copy of any such notice to the licensor under such BIND Third Party License Agreement and (b) on BIND’s written request, Pfizer shall supply to such licensor directly a copy of such Sublicense, under appropriate conditions of confidentiality.

For avoidance of doubt, (i) Pfizer acknowledges that the grant of one or more Sublicenses hereunder does not limit or alter the obligations imposed hereunder on Pfizer, including the obligations under Section 5.2 and (ii) BIND acknowledges that the activities of any Sublicensee pursuant to any such Sublicense shall apply in determining whether Pfizer has satisfied such obligations.

7.5. Direct Licenses to Affiliates. Pfizer may, from time to time, request that BIND grant (sub)licenses directly to Affiliates of Pfizer by giving written notice, upon receipt of which BIND agrees to enter into and sign a separate direct license agreement with such designated Affiliate of Pfizer. All such direct license agreements shall be consistent with the terms and conditions of this Agreement, except for such modifications as may be required by applicable laws in the country in which the direct license will be exercised. The Parties further agree to make any amendments to this Agreement that are necessary to conform the combined terms of such direct licenses and this Agreement to the terms of this Agreement as set forth on the Effective Date. Notwithstanding the foregoing, BIND shall not be required by this Section 7.5, or otherwise, to grant any such (sub)licenses to Affiliates of Pfizer, or to agree to any such amendments to this Agreement, if BIND reasonably determines that such grant or such agreement would materially prejudice or impair BIND’s rights or benefits hereunder, or would impose any material additional obligation on BIND. All costs of making such direct license agreement(s), including BIND’s reasonable attorneys’ fees, under this Section 7.5 shall be borne by Pfizer.

7.6. No Other Licenses or Rights. Nothing herein will be construed as creating, granting or otherwise conveying to either Party any license or other right (whether by implication, estoppel or otherwise) other than those licenses and other rights that are expressly provided for in this Agreement.

7.7. MIT License Agreement Restrictions.

(a) Pfizer, for itself and on behalf of its Affiliates and Sublicensees covenant that MIT Patents will not be asserted against not-for-profit institutions for use on research funded by the institutions themselves, by non-for-profit foundations, by the Howard Hughes Medical Institute, by any state government, or by the United States federal government.

(b) Pfizer and its Affiliates and Sublicensees shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. Pfizer hereby gives written assurance that it will comply with, and will cause its Affiliates and Sublicensees to comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its Affiliates or Sublicensees, and that it will indemnify, defend, and hold MIT, Brigham, Harvard, CMCC and GIST harmless (in accordance with Section 13.7(a) for the consequences of any such violation.

(c) Pfizer and its Affiliates and Sublicensees will not use the names “Massachusetts Institute of Technology,” “Lincoln Laboratory,” “Brigham and Women’s

Hospital,” “Gwangju Institute of Science & Technology” or any variation, adaptation or abbreviation thereof, or of any of its trustees, officers, faculty, students, employees, or agents (collectively, “Associates,” or an individual related to a particular institution, an “Associate”), or any trademark owned by MIT, Brigham, CMCC or GIST, or any terms of the MIT License Agreement in any promotional material or other public announcement or disclosure without the prior written consent of the applicable party, or in the case of the name of a Brigham, CMCC or GIST Associate, the written consent of such Brigham, CMCC or GIST Associate.

(d) Pfizer acknowledges the following retained rights under the MIT License Agreement:

(i) MIT, Brigham, CMCC and GIST retain the right to practice the MIT Patents for research, teaching and educational purposes.

(ii) The United States federal government retains a royalty-free, non-exclusive, non-transferable license to practice any government-funded invention claimed in any MIT Patents as set forth in 35 U.S.C. §§ 201-211, and the regulations promulgated thereunder, as amended, or any successor statutes or regulations.

(iii) University of Santiago De Compostela retains a perpetual non-exclusive right to practice the MIT Patents for MIT Case No. 6271 for the purpose of conducting work in connection with its grant “Surface modified nanostructures as delivery vehicles for transmucosal vaccination” (principal investigator Maria Alonso).

(iv) DuPont retains a perpetual non-exclusive right to practice the intellectual property associated with MIT Case No. 11257, “Bioadhesive Polymers-Coated Controlled Release Polymer Particles as Efficient Oral Delivery Vehicles for Biopharmaceuticals,” by Jianjun Cheng, Omid C. Farokhzad, Sangyong Jon and Robert S. Langer. MIT interprets its agreement with DuPont to provide that DuPont may not sublicense such right or assign such right without MIT’s consent, and MIT has agreed not provide any such consent without the prior approval of BIND.

(v) For avoidance of doubt, all rights granted hereunder to MIT Patents and MIT Know-How are subject to the terms and conditions set forth in the MIT License.

7.8. JHU License Agreement Restrictions.

(a) Pfizer and its Affiliates and Sublicensees shall not use the name of The Johns Hopkins University or The Johns Hopkins Health System or any of its constituent parts, such as the Johns Hopkins Hospital or any contraction thereof or the name of Inventors (as defined in the JHU License Agreement) in any advertising, promotional, sales literature or fundraising documents without prior written consent from an authorized representative of JHU. In the event that Pfizer wishes to do any of the foregoing, Pfizer shall allow at least seven (7) business days’ notice of any such proposed public disclosure for JHU’s review and comment or to provide written consent.

(b) Pfizer acknowledges the following retained rights under the JHU License Agreement:

(i) JHU retains the right to make, have made, provide and use for its and The Johns Hopkins Health Systems’ non-commercial, nonprofit academic research purposes COVERED PRODUCTS (as such capitalized term is defined the JHU License Agreement), including the ability to distribute any biological material disclosed and/or claimed in the JHU Patents for non-commercial, nonprofit academic research use to non-commercial entities as is customary in the scientific community.

(ii) The United States federal government may have acquired a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States the inventions described in the JHU Patents throughout the world. The rights granted in the JHU License Agreement are additionally subject to: (i) the right of the United States government to require JHU, or its licensees, including Pfizer or BIND, to grant sublicenses to responsible applicants on reasonable terms when necessary to fulfill health or safety needs, and, (ii) other rights acquired by the United States federal government under the laws and regulations applicable to the grant/contract award under which the inventions were made.

7.9. Yale License Restrictions.

(a) Pfizer acknowledges that the rights granted hereunder are subject to the retained right of Yale, for itself and all other non-profit academic research institutions, to make, use and practice the LICENSED PATENTS and the LICENSED METHODS for research, clinical, teaching or other non-commercial purposes, and not for purposes of commercial development, use, manufacture or distribution and that nothing under this Agreement shall be construed to grant by implication, estoppel or otherwise any licenses under patents of Yale other than the LICENSED PATENTS.

(b) Pfizer agrees that if Pfizer, an Affiliate or Sublicensee of Pfizer brings a PATENT CHALLENGE against Yale (except as required under a court order or subpoena), then this Agreement shall terminate with respect to the rights granted under the LICENSED PATENTS and the LICENSED METHODS.

(c) For avoidance of doubt, all terms shown in all capital letters in this Section 7.9 shall have the definition provided under the Yale License Agreement.

Section 8.	Pfizer Payments to BIND.

8.1. Initial License Fee. In consideration of the execution and delivery of this Agreement, Pfizer will pay to BIND Four Million US dollars (US $4,000,000), comprised of [***] US dollars [***] per Compound Family, such amount to be paid by Pfizer within ten (10) days after the Effective Date. Such payment will be non-refundable and non-creditable.

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8.2. Option Fee.

(a) [***] Option Fee. If Pfizer Exercises the [***] Option, Pfizer will pay to BIND an option fee (the “[***] Option Fee”) equal to [***] US dollars (US[***]) within [***] days after the date the applicable Option Notice is delivered to BIND pursuant to Section 4.1.

(b) [***] Option Fee. If Pfizer Exercises the [***] Option, Pfizer will pay to BIND an option fee (the “[***] Option Fee,” together with the [***] Option Fee, an “Option Fee”) equal to [***] US dollars (US[***]) within [***] days after the date the applicable Option Notice is delivered to BIND pursuant to Section 4.1.

(c) The maximum total amount payable pursuant to this Agreement in Option Fees is [***] US dollars [***]. Such payments will be non-refundable and non-creditable. For clarity, if Pfizer Exercises only the [***], then Pfizer will only be obligated to pay BIND [***] US dollars [***], regardless of the number of Agreement Compounds or Covered Products which are Developed or Commercialized pursuant to, respectively, the [***] and will not be obligated to pay any other Option Fee. By way of further example, if Pfizer Exercises, Pfizer will only be obliged to pay BIND [***] US dollars [***] regardless of the number of Agreement Compounds or Covered Products which are Developed or Commercialized under the [***].

8.3. Development Milestone Payments.

(a) Pfizer will make Development Milestone Payments to BIND, as set forth in the following table, upon the first achievement of each of the Development Milestones Events by the first [***] Agreement Compound or [***] Covered Product to achieve such Event, whether such achievement is made by Pfizer, an Affiliate of Pfizer or a Sublicensee.

(b) Pfizer will make Development Milestone Payments to BIND, as set forth in the following table, upon the first achievement of each of the Development Milestones Events by the first [***] Agreement Compound or [***] Covered Product to achieve such Event, whether such achievement is made by Pfizer, an Affiliate of Pfizer or a Sublicensee.

(c) Each Development Milestone Payment will be payable by Pfizer to BIND within [***] days after becoming due hereunder and will be non-refundable and non-creditable (upon the request of Pfizer, BIND will issue an invoice for any Development Milestone Payment due hereunder).

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(d) Each Development Milestone Payment will be due and payable a maximum of two (2) times (i.e., once with respect to a [***] Agreement Compound or [***] Covered Product and once with respect to a [***] Agreement Compound or [***] Covered Product).

Development Milestone Event	Development Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

If one or more Development Milestone Event(s) is not achieved with respect to a [***] Covered Product or [***] Covered Product, but a subsequent Development Milestone Event is achieved for such Covered Product, then the Development Milestone Payment(s) for such earlier skipped Milestone Event(s) will be due and payable with and in addition to the Development Milestone Payment for the subsequently achieved Development Milestone Event.

8.4. Supplemental NDA Milestone Payments.

(a) If Pfizer Exercises the [***], Pfizer will make Supplemental NDA Milestone Payments to BIND, as set forth in the following table, upon the first achievement of each of the Supplemental NDA Milestones Events by the first [***] Covered Product to achieve such Event, whether such achievement is made by Pfizer, an Affiliate of Pfizer or a Sublicensee.

(b) If Pfizer Exercises the [***], Pfizer will make Supplemental NDA Milestone Payments to BIND, as set forth in the following table, upon the first achievement of each of the Supplemental NDA Milestones Events by the first [***] Covered Product to achieve such Event, whether such achievement is made by Pfizer, an Affiliate of Pfizer or a Sublicensee.

(c) Each Supplemental NDA Milestone Payment will be payable by Pfizer to BIND within [***] days after becoming due hereunder and will be non-refundable and non-creditable (upon the request of Pfizer, BIND will issue an invoice for any Supplemental NDA Milestone Payment due hereunder).

(d) Each Supplemental NDA Milestone Payment will be due and payable a maximum of [***].

Supplemental NDA Milestone Event	Supplemental NDA Milestone Payment
[***]	[***]
[***]	[***]

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8.5. Regulatory Approval Milestone Payments.

(a) If Pfizer Exercises the [***], Pfizer will make Regulatory Approval Milestone Payments to BIND, as set forth in the following table, upon the first achievement of each of the Regulatory Approval Milestones Events by the first [***] Covered Product to achieve such Event, whether such achievement is made by Pfizer, an Affiliate of Pfizer or a Sublicensee.

(b) If Pfizer Exercises the [***], Pfizer will make Regulatory Approval Milestone Payments to BIND, as set forth in the following table, upon the first achievement of each of the Regulatory Approval Milestones Events by the first [***] Covered Product to achieve such Event, whether such achievement is made by Pfizer, an Affiliate of Pfizer or a Sublicensee.

(c) Each Regulatory Approval Milestone Payment will be payable by Pfizer to BIND within [***] days after becoming due hereunder and will be non-refundable and non-creditable (upon the request of Pfizer, BIND will issue an invoice for any Regulatory Approval Milestone Payment due hereunder).

(d) Each Regulatory Approval Milestone Payment will be due and payable a maximum of [***].

Regulatory Approval Milestone Event	Regulatory Approval Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

8.6. First Commercial Sale Milestone Payments.

(a) If Pfizer Exercises the [***], Pfizer will make First Commercial Sale Milestone Payments to BIND, as set forth in the following table, upon the first achievement of each of the First Commercial Sale Milestones Events by the first [***] Covered Product to achieve such Event, whether such achievement is made by Pfizer, an Affiliate of Pfizer or a Sublicensee.

(b) If Pfizer Exercises the [***], Pfizer will make First Commercial Sale Milestone Payments to BIND, as set forth in the following table, upon the first achievement of each of the First Commercial Sale Milestones Events by the first [***] Covered Product to achieve such Event, whether such achievement is made by Pfizer, an Affiliate of Pfizer or a Sublicensee.

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(c) Each First Commercial Sale Milestone Payment will be payable by Pfizer to BIND within [***] days after becoming due hereunder and will be non-refundable and non-creditable (upon the request of Pfizer, BIND will issue an invoice for any First Commercial Sale Milestone Payment due hereunder).

(d) Each First Commercial Sale Milestone Payment will be due and payable a maximum of [***].

First Commercial Sale Milestone Event	First Commercial Sale Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]

8.7. Sales Milestones.

(a) If Pfizer Exercises the [***], Pfizer will make Sales Milestone Payments to BIND, as set forth in the following table, upon the first achievement of each of the Sales Milestones Events, by the first [***] Covered Product to achieve such Event, within the first ten (10) years following the First Commercial Sale of such [***] Covered Product, whether such achievement is made by Pfizer, an Affiliate of Pfizer or a Sublicensee.

(b) If Pfizer Exercises the [***], Pfizer will make Sales Milestone Payments to BIND, as set forth in the following table, upon the first achievement of each of the Sales Milestones Events by the first [***] Covered Product to achieve such Event, within the first ten (10) years following the First Commercial Sale of such [***] Covered Product, whether such achievement is made by Pfizer, an Affiliate of Pfizer or a Sublicensee.

(c) Each Sales Milestone Payment will be payable by Pfizer to BIND within [***] days after becoming due hereunder and will be non-refundable and non-creditable (upon the request of Pfizer, BIND will issue an invoice for any Sales Milestone Payment due hereunder).

(d) Each Sales Milestone Payment will be due and payable a maximum of [***].

Annual Net Sales Milestone Event	Annual Net Sales Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]

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8.8. Royalties.

(a) Royalties. Subject to the terms and conditions of this Agreement, including Sections 8.9 and 8.10 below:

(i) if Pfizer Exercises the [***], Pfizer will pay to BIND royalties, during the Royalty Term as set forth in Section 8.8(b) below, at the marginal royalty rates specified in the following table with respect to the aggregate annual Net Sales resulting from the sale of [***] Covered Products, on a Covered Product-by-Covered Product basis, in the Territory during each Pfizer Year for each Covered Product, and

(ii) if Pfizer Exercises the [***], Pfizer will pay to BIND royalties, during the Royalty Term as set forth in Section 8.8(b) below, at the marginal royalty rates specified in the following table with respect to the aggregate annual Net Sales resulting from the sale of [***] Covered Products, on a Covered Product-by-Covered Product basis, in the Territory during each Pfizer Year for each Covered Product:

Aggregate Annual Net Sales Per Covered Product in a Calendar Year	Marginal Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

The applicable royalty rate will be determined by reference to all Net Sales on which royalties are payable in a given Pfizer Year for a given Covered Product. Each Marginal Royalty Rate set forth in the table above shall apply only to that portion of the Net Sales of a given Covered Product in the Territory during a given Pfizer Year that falls within the indicated range. By way of example, in a given Pfizer Year, if the aggregate annual worldwide Net Sales of a Covered Product for which royalties are due under this Section 8.8(a) were [***], the following royalty payment would be payable under this Section 8.8(a) (subject to all reductions set forth in this Agreement): [***].

(b) Royalty Term. The royalties due under Section 8.8(a) will be payable on Net Sales of a particular Covered Product, on a Covered Product-by-Covered Product and country-by-country basis, commencing on the First Commercial Sale of such Covered Product in

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such country and continuing until the last to occur of: (i) the expiration or termination of the last to expire of any Valid Claim included in any BIND Patent or Joint Patent that covers the manufacture, use, sale, or importation of such Covered Product in or into such country, or (ii) twelve (12) years following the First Commercial Sale of such Covered Product in such country (the “Royalty Term”). If a Covered Product sold in or into a country is royalty-bearing only on account of Section 8.8(b)(ii) (and Section 8.8(b)(i) does not apply to the sale of such Covered Product because the manufacture, use, sale, or importation of such Covered Product in or into such country no longer infringes one or more Valid Claims included in any BIND Background Patent, Sponsored Design/Preclinical Collaboration Patent, or Joint Patent), then the royalties set forth in Section 8.8(a) with respect to the sale of such Covered Product in or into such country will be reduced by [***].

(c) Additional Royalty Provisions.

(i) Only one royalty will be due with respect to the sale of the same unit of Covered Product.

(ii) Royalties when owed or paid hereunder will be non-refundable and non-creditable and not subject to set-off, except as expressly set forth herein.

(iii) Only one royalty will be due hereunder on the sale of a Covered Product even if the manufacture, use, sale, offer for sale or importation of such Covered Product infringes more than one (1) Patent.

8.9. Third Party Licenses.

(a) Pfizer will reimburse BIND for all Third Party royalty payments owed by BIND under any BIND Third Party License Agreements; provided that, such reimbursement shall not exceed [***] of Net Sales of each Covered Product.

(b) In the event that it is necessary or desirable for Pfizer to obtain one or more licenses from one or more Third Parties (not including any Sublicensees) for intellectual property that Pfizer deems necessary or desirable in order to develop, manufacture, commercialize or use any Covered Product, whether directly or through any Pfizer Affiliate or Sublicensee, Pfizer will inform BIND, and any royalty payments that are otherwise payable to BIND by Pfizer with respect to the sale of such Covered Products will be reduced by [***] of any amounts payable under such licenses by Pfizer for sale of such Covered Product; provided that, in no case (other than in the case of BIND’s breach of a representation set forth in clauses (n), (l), (o) or (p) of Section 13.1 or a covenant set forth in Section 13.2) will royalties otherwise payable to BIND for any Pfizer Year be reduced by more than [***]. For purposes of clarity, (i) this provision will not apply to the reimbursement of BIND pursuant to Section 8.9(a), and (ii) Pfizer will be solely responsible for paying royalties and milestones owed to its existing licensors in connection with other product components of Covered Products, and such amounts will not be

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taken into account for purposes of reducing any of the royalties payable by Pfizer to BIND under this Agreement. For further clarity, Pfizer shall be entitled to carry forward any amounts eligible to be offset against royalty payments to BIND that have not been offset previously due to the [***] cap on royalty reductions provided in this Section 8.9(b).

8.10. Generic Entry. Any royalty otherwise payable to BIND under this Agreement with respect to Net Sales of a given Covered Product in a given country in the Territory will be reduced by [***] for the remainder of the applicable Royalty Term if at any time during such Royalty Term a Generic Product becomes available in such country. For purposes of clarity, this provision will not apply to the reimbursement of BIND pursuant to Section 8.9(a).

8.11. Expenses and FTE Rate.

(a) FTE; External Expenses. The payment of funding for BIND FTEs and external expenses will be due and payable as further provided in this Section 8.11.

(i) Quarterly FTE and External Expense Payments. Pfizer will reimburse BIND at the FTE Rate per FTE per calendar year for the number of FTEs of BIND specified in the Design/Preclinical Collaboration Plan during the Design/Preclinical Collaboration Term within [***] days after receipt of an invoice issued by BIND within [***] days after the end of each calendar quarter. During the Design/Preclinical Collaboration Term, Pfizer shall reimburse BIND’s out-of-pocket costs incurred by BIND and paid to Third Parties in connection with executing the Design/Preclinical Collaboration Plan, but only to the extent contemplated in the Design/Preclinical Collaboration Plan or otherwise approved by Pfizer in advance in writing.

(ii) Other Expenses. If Pfizer requests BIND to perform additional work under this Agreement (that is, in addition to the work to be performed under Section 2.1(c), the manufacture and supply services to be performed under Section 6.1 and the manufacturing technology transfer described in Section 6.2), Pfizer and BIND will agree in advance in writing to a work plan and compensation to be paid to BIND in accordance with its performance thereunder.

8.12. Payment Terms.

(a) Manner of Payment. All payments to be made by Pfizer hereunder will be made in US dollars by wire transfer in accordance with the following instructions or such other instructions as BIND may designate during the term:

Beneficiary Bank Information:

[***]

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(b) Payment of Expenses. Pfizer shall pay BIND within [***] of receiving any invoice from BIND for those expenses incurred by BIND in accordance with Section 8.9(a) and Section 8.11.

(c) Reports and Royalty Payments. For as long as royalties are due under Section 8.8(a), Pfizer will furnish to BIND a written report on a Covered Product-by-Covered Product and country-by-country basis, within [***] days after the end of each calendar quarter, showing the amount of Net Sales of Covered Products and royalty due for the most recent Pfizer Quarter ending during for such calendar quarter. Royalty payments for each Pfizer Quarter will be due at the same time as such written report for the calendar quarter. The report will include, at a minimum, the following information for the applicable calendar quarter, each listed by Covered Product and by country of sale: (i) Net Sales of each Covered Product; (ii) the basis for any adjustments to the royalty payable for the sale of any such Covered Product and (ii) the royalties owed hereunder for the sale of each such Covered Product. No such reports shall be due for any such Covered Product (i) before the First Commercial Sale of such Covered Product or (ii) after the Royalty Term for such Covered Product has expired in all countries in the Territory. All such reports will be treated as Confidential Information of Pfizer.

(d) Records and Audits. Each Party will keep, and will cause each of its Affiliates and Sublicensees to maintain, complete and accurate books and records relating to the rights and obligations under this Agreement and any amounts payable to BIND in relation to this Agreement or payable by Pfizer in relation to FTE reimbursement, which records shall contain sufficient information to permit the relevant Party to confirm the accuracy of any reports or invoices delivered to the other Party and compliance in other respects of this Agreement. For the three (3) years next following the end of the calendar quarter to which each will pertain, such books and records will be kept at each of their principal place of business and will be open for inspection upon thirty (30) days prior notice by an independent certified accounting firm of nationally recognized standing selected by the relevant Party and reasonably acceptable to the other Party to examine, at the relevant Party’s sole expense, the relevant books and records of the other Party and its Affiliates as may be reasonably necessary to verify any reports and payments made under this Agreement. An examination by a Party under this Section 8.12(e) shall occur not more than once in any calendar year and shall be limited to the pertinent books and records for any calendar year ending not more than three (3) years before the date of the request. The accounting firm shall be provided access to such books and records at a Party’s or its Affiliates’ facility(ies) where such books and records are normally kept and such examination shall be conducted during such Party’s normal business hours. Such accountant must have executed and delivered to the audited Party a confidentiality agreement as reasonably requested by such audited Party. Upon completion of the audit, the accounting firm shall provide both Pfizer and BIND a written report disclosing any discrepancies in the reports submitted by Pfizer or BIND, as applicable, or the payments and reimbursements made by Pfizer to BIND, and, in each case, the specific details concerning any discrepancies. No other information shall be provided to the auditing Party. The results of such inspection, if any, will be binding on both Parties. Any

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underpayments will be paid by Pfizer within sixty (60) days of notification of the results of such inspection. Any overpayments by Pfizer will be creditable against amounts payable in subsequent payment periods and if there are no such payments payable, then BIND shall pay to Pfizer the amount of the discrepancy within sixty (60) days of notification of the results of such inspection. The auditing Party will pay for such inspections, except that (i) in the event there is any upward adjustment in aggregate amount of royalties payable by Pfizer for any calendar year shown by such inspection of more than [***] of the amount paid, Pfizer will reimburse BIND for any reasonable costs and expenses of such accountant, and (ii) in the event there is any downward adjustment in aggregate amount of FTE reimbursement payable by Pfizer for any calendar year shown by such inspection of more than [***] of the amount paid, BIND will reimburse Pfizer for any reasonable costs and expenses of such accountant.

(e) Currency Exchange. With respect to Net Sales invoiced in US dollars, the Net Sales and the amounts due to BIND hereunder will be expressed in US dollars. With respect to Net Sales invoiced in a currency other than US dollars, the Net Sales will be expressed in the domestic currency of the entity making the sale for the relevant calendar quarter, together with the US dollar equivalent, calculated using a rate of exchange which corresponds to the rate used for conversion between the relative currencies by Pfizer for public financial accounting purposes. If, due to restrictions or prohibitions imposed by national or international authority, a given payment cannot be made as provided in this Section 8.12(e), the Parties shall consult with a view to finding a prompt and acceptable solution. If the Parties are unable to identify a mutually acceptable solution regarding such payment, then Pfizer may elect, in its sole discretion, to deliver such payment in the relevant jurisdiction and in the local currency of the relevant jurisdiction.

(f) Tax Withholding. It is understood and agreed between the parties that any payments made this Agreement are inclusive of any value added or similar tax imposed upon such payments. In addition, in the event any of the payments made by Pfizer pursuant to this Agreement become subject to withholding taxes under the Laws of any jurisdiction, Pfizer shall deduct and withhold the amount of such taxes for the account of BIND, to the extent required by Law, such amounts payable to BIND shall be reduced by the amount of taxes deducted and withheld, and Pfizer shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to BIND an official tax certificate or other evidence of such tax obligations together with proof of payment from the relevant Governmental Authority of all amounts deducted and withheld sufficient to enable BIND to claim such payment of taxes. Any such withholding taxes required under applicable Law to be paid or withheld shall be an expense of, and borne solely by, BIND. Pfizer will provide BIND with reasonable assistance to enable BIND to recover such taxes as permitted by Law.

8.13. Mutual Convenience of the Parties. The royalty and other payment obligations set forth hereunder have been agreed to by the Parties for the purpose of reflecting and advancing their mutual convenience, including the ease of calculating and paying royalties and other amounts to BIND.

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8.14. No Guarantee of Success. Pfizer and BIND acknowledge and agree that payments to BIND pursuant to Section 8.2, Section 8.3, Section 8.4, Section 8.5, Section 8.6, Section 8.7, and Section 8.8: (a) have been included in this Agreement on the basis that they are only payable or otherwise relevant if a Covered Product is successfully Developed or Commercialized, as applicable; (b) are solely intended to allocate amounts that may be achieved upon successful Development or Commercialization of a Covered Product between Pfizer (who will receive all Covered Product sales revenues) and BIND; (c) are not intended to be used and will not be used as a measure of damages if this Agreement is terminated for any reason, including pursuant to Pfizer’s right to terminate at for convenience, before any such success is achieved and such amounts become due; and (d) will only be triggered, and will only be relevant as provided, in accordance with the terms and conditions of such provisions. Pfizer and BIND further acknowledge and agree that nothing in this Agreement will be construed as representing any estimate or projection of (i) the successful Development or Commercialization of any Agreement Compound or Covered Product under this Agreement, (ii) the number of Agreement Compounds or Covered Products that will or may be successfully Developed or Commercialized under this Agreement, (iii) anticipated sales or the actual value of any Agreement Compounds or Covered Products that may be successfully Developed or Commercialized under this Agreement or (iv) the damages, if any, that may be payable if this Agreement is terminated for any reason. Pfizer makes no representation, warranty or covenant, either express or implied, that (A) it will be successful in its efforts to Develop, Manufacture, Commercialize or in its efforts to continue to Develop, Manufacture or Commercialize any Agreement Compound or Covered Product in any country, (B) if Commercialized, that any Covered Product will achieve any particular sales level, whether in any individual country or cumulatively throughout the Territory or (C) Pfizer will devote, or cause to be devoted, any level of diligence or resources to Developing or Commercializing any Product in any country, or in the Territory in general, other than is expressly required under Section 5.2.

Section 9.	Intellectual Property.

9.1. Background Technology. As between the Parties, (a) BIND will own all right, title and interest in and to the BIND Background Technology, and (b) Pfizer will own all right, title and interest in and to the Pfizer Background Technology.

9.2. Ownership and Inventorship.

(a) Certain Definitions.

(i) “BIND Accurin Know-How” means any BIND Background Know-How that relates to the composition of or any method of using or method of making a nanoparticle for use as part of a drug product.

(ii) “BIND Accurin Patent” means any BIND Background Patent that claims or discloses any BIND Background Know-How. As of the Effective Date, BIND Accurin Patent Rights include the Patents set forth on Exhibit 9.2(a)(ii).

(iii) “BIND Accurin Technology” means the BIND Accurin Know-How and the BIND Accurin Patents.

(iv) “Pfizer Compound Know-How” means Pfizer Background Know-How that relates to the composition of or any method of using or method of making any Pfizer Compound.

(v) “Pfizer Compound Patent” means any Patent that is (a) Controlled by Pfizer or any of its Affiliates at any time during the Design/Preclinical Collaboration Term and (b) claims or discloses the composition of or any method of using or method of making any Pfizer Compound, but excluding Sponsored Design/Preclinical Collaboration Technology and Joint IP.

(vi) “Pfizer Compound Technology” means the Pfizer Compound Know-How and the Pfizer Compound Patents.

(b) Ownership of Accurin Improvement Technology. As between the Parties, and subject to the rights granted to Pfizer under this Agreement, BIND will solely own all right, title and interest in and to any and all Sponsored Design/Preclinical Collaboration Technology that constitutes an improvement, modification, enhancement or addition to BIND Accurin Technology (“Accurin Improvement Technology”), whether such technology is created solely or jointly by either Party. Pfizer, for itself and on behalf of its Affiliates and subcontractors, and employees, subcontractors, consultants and agents of any of the foregoing, hereby assigns (and to the extent such assignment can only be made in the future hereby agrees to assign), to BIND all right, title and interest in and to such Accurin Improvement Technology (unless already owned by BIND). Pfizer will cooperate, and will cause the foregoing persons and entities to cooperate, with BIND to effectuate and perfect the foregoing ownership, including by promptly executing and recording assignments and other documents consistent with such ownership. For the avoidance of doubt, Accurin Improvement Technology constitutes part of BIND Technology and any Patents covering Accurin Improvement Technology are included in the BIND Patents. Any Sponsored Design/Preclinical Collaboration Technology that constitutes both Pfizer Compound Improvement Technology and Accurin Improvement Technology shall be deemed to be Joint Sponsored Design/Preclinical Collaboration Technology.

(c) Ownership of Pfizer Compound Improvement Technology. As between the Parties, and subject to the rights granted to BIND under this Agreement, Pfizer will solely own all right, title and interest in and to any Sponsored Design/Preclinical Collaboration Technology that constitutes an improvement, modification, enhancement or addition to any Pfizer Compound Technology (“Pfizer Compound Improvement Technology”), whether such technology is created solely or jointly by either Party. BIND, for itself and on behalf of its Affiliates and subcontractors, and employees, subcontractors, consultants and agents of any of the foregoing, hereby assigns (and to the extent such assignment can only be made in the future hereby agrees to assign), to Pfizer all right, title and interest in and to such Pfizer Compound Improvement Technology (unless already owned by Pfizer). BIND will cooperate, and will cause the foregoing persons and entities to cooperate, with Pfizer to effectuate and perfect the foregoing ownership, including by promptly executing and recording assignments and other documents consistent with such ownership. For the avoidance of doubt, Pfizer Compound Improvement Technology constitutes part of Pfizer Technology and any Patents covering Pfizer Compound Improvement Technology are included in the Pfizer Patents.

(d) Ownership of Sponsored Design/Preclinical Collaboration Technology Other Than Accurin Improvement Technology and Pfizer Compound Improvement Technology. Except as otherwise provided in Section 9.2(b), with respect to Accurin Improvement Technology, and Section 9.2(c), with respect to Pfizer Compound Improvement Technology, ownership of any Sponsored Design/Preclinical Collaboration Technology shall be determined in accordance with this Section 9.2(d).

(i) BIND shall be the sole owner of Sponsored Design/Preclinical Collaboration Technology that is created or conceived solely by or on behalf of BIND (referred to herein, collectively with the Accurin Improvement Technology, as the “BIND Sponsored Design/Preclinical Collaboration Technology”). For the avoidance of doubt, BIND Sponsored Design/Preclinical Collaboration Technology constitutes part of BIND Technology and any Patents covering BIND Sponsored Design/Preclinical Collaboration Technology are included in the BIND Patents.

(ii) Pfizer shall be the sole owner of Sponsored Design/Preclinical Collaboration Technology that is created or conceived solely by or on behalf of Pfizer (referred to herein, collectively with the Pfizer Compound Improvement Technology, as the “Pfizer Sponsored Design/Preclinical Collaboration Technology”). For the avoidance of doubt, Pfizer Sponsored Design/Preclinical Collaboration Technology constitutes part of Pfizer Technology and any Patents covering Pfizer Sponsored Design/Preclinical Collaboration Technology are included in the Pfizer Patents.

(iii) Except as otherwise provided in Section 9.2(b), with respect to Accurin Improvement Technology, and Section 9.2(c), with respect to Pfizer Compound Improvement Technology, ownership of any Sponsored Design/Preclinical Collaboration Technology created or conceived jointly by or on behalf of the Parties will be jointly owned by the Parties (“Joint Sponsored Design/Preclinical Collaboration Technology”). For the avoidance of doubt, Joint Sponsored Design/Preclinical Collaboration Technology constitutes part of Joint IP and any Patents covering Joint Sponsored Design/Preclinical Collaboration Technology are included in the Joint Patents.

(e) Joint Ownership Generally. Each Party will have an undivided one-half interest in and to Joint Sponsored Design/Preclinical Collaboration Technology and in any other Joint IP. Each Party will exercise its ownership rights in and to Joint IP, including the right to license and sublicense or otherwise to exploit, transfer or encumber its ownership interest, without an accounting or obligation to, or consent required from, the other Party, but subject to the licenses hereunder and the other terms and conditions of this Agreement. At the reasonable written request of a Party, the other Party will in writing grant such consents and confirm that no such accounting is required to effect the foregoing regarding any Joint IP. Each Party, for itself and on behalf of its Affiliates, licensees and sublicensees, and employees, subcontractors, consultants and agents of any of the foregoing, hereby assigns (and to the extent such assignment can only be made in the future hereby agrees to assign), to the other Party a joint and undivided interest in and to all Joint IP.

(f) Inventorship. Inventorship determination for all Patents worldwide arising from any Sponsored Design/Preclinical Collaboration Technology and thus the ownership thereof will be made in accordance with applicable United States patent laws.

9.3. Disclosure of Sponsored Design/Preclinical Collaboration Technology. During the Term, BIND will promptly (and at least on a quarterly basis) disclose to Pfizer any Sponsored Design/Preclinical Collaboration Technology created or conceived by or on behalf of BIND, and will provide such documentation regarding same as Pfizer may reasonably request, if and to the extent such Sponsored Design/Preclinical Collaboration Technology is licensed to Pfizer under Section 7.1(b), is assigned to Pfizer under Section 9.2(c) or is jointly owned pursuant to the joint ownership provisions of Section 9.2(d)(iii). During the Term, Pfizer will promptly (and at least on a quarterly basis) disclose to BIND any Sponsored Design/Preclinical Collaboration Technology created or conceived by or on behalf of Pfizer, and will provide such documentation regarding same as BIND may reasonably request, if and to the extent such Sponsored Design/Preclinical Collaboration Technology is licensed to BIND under Section 7.2, is assigned to BIND under Section 9.2(b) or is jointly owned pursuant to the joint ownership provisions of Section 9.2(d)(iii).

Section 10.	Patent Prosecution and Maintenance.

10.1. BIND Prosecution and Maintenance.

(a) BIND Background Patents, BIND Third Party License Agreements. BIND will have the sole right to Prosecute and Maintain the BIND Background Patents (including without limitation, any such Patents Controlled by BIND pursuant to the MIT License), and Pfizer will have no rights with respect thereto. For avoidance of doubt, and anything herein to the contrary notwithstanding, the right of either Party to prosecute Patents Controlled by BIND pursuant to a BIND Third Party License Agreement is subject to the terms and conditions set forth in the applicable BIND Third Party License Agreement.

(b) Patents Covering BIND Sponsored Design/Preclinical Collaboration Technology Other than Product Specific Patents. Except as provided in Sections 10.1(c) and 10.2(b) with respect to Product Specific Patents, BIND will have the first right, at its sole expense, to Prosecute and Maintain any Patent (a “BIND Sponsored Design/Preclinical Collaboration Patent”) covering any BIND Sponsored Design/Preclinical Collaboration Technology. BIND shall prepare, file, prosecute and maintain any BIND Sponsored Design/Preclinical Collaboration Patent in all Major Market Countries and in such other countries requested by Pfizer (the “Designated Countries”). BIND shall keep Pfizer advised on the status of the preparation, filing, prosecution, and maintenance of all patent applications included within the BIND Sponsored Design/Preclinical Collaboration Patents and the maintenance of any issued patents included within the BIND Sponsored Design/Preclinical Collaboration Patents. Further, BIND shall consult and reasonably cooperate with Pfizer with respect to the preparation, filing, prosecution and maintenance of all BIND Sponsored Design/Preclinical Collaboration Patents, including: (i) allowing Pfizer a reasonable opportunity and reasonable time to review and comment regarding relevant communications to BIND and drafts of any responses or other proposed filings by BIND before any applicable filings are submitted to any relevant patent office or Governmental Authority and (ii) making reasonable efforts to address any concerns identified by Pfizer in any final filings submitted by BIND to any relevant patent office or Governmental Authority. Subject to the foregoing, in the event of any disagreement between BIND and Pfizer, BIND will have the final decision-making authority with respect to the matter involved as long as BIND acts in good faith.

(c) Product Specific Patents. The provisions of this Section 10.1(c) define certain Patents covering BIND Sponsored Design/Preclinical Collaboration Technology that, notwithstanding the general provisions of Section 10.1(b), Pfizer will have the first right to Prosecute and Maintain, as provided in Section 10.2(b). For any Patent within BIND Sponsored Design/Preclinical Collaboration Technology having a specification that could reasonably support and enable a composition-of-matter claim, a method of manufacturing claim or a method-of-use claim in each case covering only a particular Agreement Compound or a particular Covered Product, the following will apply: to the extent consistent with reasonable practices in the Prosecution and Maintenance of Patents generally, upon Pfizer’s reasonable written request and provided that BIND reasonably agrees with Pfizer that the following Prosecution and Maintenance activities would not materially harm any Patents within the BIND Sponsored Design/Preclinical Collaboration Technology or BIND Background IP, BIND will file (within 45 days of such request by Pfizer) a U.S. continuation, continuation-in-part or divisional of such Patent (and a comparable filing in any other country so requested by Pfizer) seeking issuance of such composition-of-matter, method of manufacture or method-of-use claim scope (and no other claim scope) (each a “Product Specific Patent”). Each such Product Specific Patent will be and remain part of the “BIND Sponsored Design/Preclinical Collaboration Technology” hereunder. If and at such time as Pfizer no longer has an exclusive license to all of the claim scope of any such Product Specific Patent, then such Product Specific Patent will no longer be treated as such hereunder (although it may remain part of the BIND Sponsored Design/Preclinical Collaboration Technology). Pfizer acknowledges and agrees that BIND may grant substantially similar rights to other exclusive Third Party licensees under any BIND Background Technology and BIND Sponsored Design/Preclinical Collaboration Technology.

10.2. Pfizer Prosecution and Maintenance.

(a) Pfizer Patents. Pfizer will have the sole right to Prosecute and Maintain the Pfizer Patents, and BIND will have no rights with respect thereto.

(b) Product Specific Patents. Pfizer will have the first right, at its sole expense, to Prosecute and Maintain Product Specific Patents. Pfizer will regularly provide BIND with copies of all Patent applications within the Product Specific Patents, and all other material submissions and correspondence with any Patent authorities regarding the Product Specific Patents, in sufficient time to allow for review and comment by BIND. In addition, Pfizer will provide BIND and its counsel with an opportunity to consult with Pfizer and its counsel regarding Prosecution and Maintenance of Product Specific Patents and Pfizer will reasonably consider any concerns or comments raised by BIND. Subject to the foregoing, in the event of any disagreement between BIND and Pfizer, Pfizer will have the final decision-making authority with respect to the matter involved as long as Pfizer acts in good faith. Furthermore, with respect to Product Specific Patents, Pfizer shall use patent counsel (internal or outside counsel) and annuity services selected by Pfizer which are reasonably acceptable to BIND.

(c) Joint Patents. Pfizer will have the first right, at its sole expense, to Prosecute and Maintain Joint Patents which claim Joint Sponsored Design/Preclinical Collaboration Technology. Pfizer will regularly provide BIND with copies of all Patent applications within the Joint Patents, and, for countries where BIND so requests, all other material submissions and correspondence with any Patent authorities regarding the Joint Patents, in sufficient time to allow for review and comment by BIND. In addition, for countries where BIND so requests, Pfizer will provide BIND and its counsel with an opportunity to consult with Pfizer and its counsel regarding Prosecution and Maintenance of Joint Patents and Pfizer will reasonably consider any concerns or comments raised by BIND. Subject to the foregoing, in the event of any disagreement between BIND and Pfizer, Pfizer will have the final decision-making authority with respect to the matter involved as long as Pfizer acts in good faith. Furthermore, with respect to Joint Patents, Pfizer shall use patent counsel (internal or outside counsel) and annuity services selected by Pfizer which are reasonably acceptable to BIND. If Pfizer elects not to file a patent application included in the Joint Patents in any country or elects to cease the prosecution or maintenance of any Joint Patent in any country, Pfizer shall provide BIND with written notice immediately, but not less than thirty (30) days before any action is required, upon the decision to not file or continue the prosecution of such patent application or maintenance of such patent. In such event, Pfizer shall permit BIND, in BIND’s sole discretion, to file or continue prosecution or maintenance of any such Joint Patents in such country at BIND’s expense. If BIND elects to continue such prosecution or maintenance, (A) such Patent shall no longer be a Joint Patent and (B) Pfizer shall execute such documents and perform such acts, at BIND’s expense, as may be reasonably necessary to assign to BIND all right, title and interest in and to such Joint Patent.

(d) In regard to Pfizer’s Prosecution and Maintenance of the Product Specific Patents and the Joint Patents, it is understood and agreed as follows. The patent counsel and annuity services selected by Pfizer pursuant to Section 10.2(b) or 10.2(c) may utilize any appropriate cost-saving measures in handling filing, prosecution and maintenance of any Patent. Subject to the approval requirements of Section 10.2(b) and 10.2(c), Pfizer may use internal patent counsel, filing clerks, and paralegals employed by Pfizer for such activities, including for coordinating worldwide filings of such Patent Rights, for prosecution before the European Patent Office, and for directly instructing U.S. outside counsel and ex-U.S. patent agents, including by providing draft applications and responses. Subject to the approval requirements of Section 10.2(b) and 10.2(c), Pfizer may employ its preferred patent agents and/or members of the “Pfizer Legal Alliance” to conduct such activities as required for U.S. and ex-U.S. prosecution. Pfizer shall not have any liability to BIND for any act, omission, or default or neglect of internal or outside patent counsel selected by Pfizer with respect to Prosecution and Maintenance of any Patent as long as said patent counsel was acting in good faith in such Prosecution and Maintenance.

10.3. Cooperation. Each Party will reasonably cooperate with the other Party in the Prosecution and Maintenance of the Patents for which it is responsible. Such cooperation will include promptly executing all documents, or requiring inventors, employees and consultants and agents of such Party and its Affiliates and Sublicensees to execute all documents, as reasonable and appropriate so as to enable the Prosecution and Maintenance of any such Patents in any country.

(a) Patent Extensions. If, with respect to any Covered Product, any election for patent term restoration or extension, supplemental protection certificate or any of their equivalents may be made with respect to any Product Specific Patent, after consultation with BIND, Pfizer will have the sole right to decide whether or not to take such action. If, with respect to any Covered Product, any election for patent term restoration or extension, supplemental protection certificate or any of their equivalents may be made with respect to any BIND Sponsored Design/Preclinicl Collaboration Technology and Pfizer reasonably determines that any such action is of material importance to the Commercialization of such Covered Product, Pfizer will have the right to take such action, but only with the consent of BIND, such consent not to be unreasonably withheld or delayed.

(b) Orange Book Patent Listings. With respect to any Patent listings required for any regulatory exclusivity periods for Covered Products anywhere in the Territory, the Parties will agree on which (if any) BIND Sponsored Design/Preclinical Collaboration Technology or any BIND Background Patents to list. Pfizer will not seek to list any Patents within the BIND Sponsored Design/Preclinical Collaboration Technology or any BIND Background Patents, without the prior written consent of BIND, except that, after consultation with BIND, Pfizer will have the right to decide whether or not to so list any Product Specific Patent.

Section 11.	Patent Enforcement and Defense.

11.1. Notice. Each Party will notify the other Party in writing of any actual or suspected Competitive Infringement of any Agreement Compound Claim by a Third Party, or of any claim of invalidity, unenforceability, or non-infringement of any Agreement Compound Claim, and will, along with such notice, supply the other Party with any evidence in its Control pertaining thereto. For purposes of this Agreement, “Competitive Infringement” means any Development, Manufacture or Commercialization of any Targeted Nanoparticle incorporating or combined with any Pfizer Compound.

11.2. Enforcement and Defense.

(a) Competitive Infringement. As between the Parties, Pfizer will have the sole right, but not the obligation, to seek to abate any actual or suspected Competitive Infringement of any Agreement Compound Claim by a Third Party, or to file suit against any such Third Party for such Competitive Infringement. Pfizer will pay all of its Patent Costs incurred for such enforcement.

(b) Defense of Product Specific Patents. As between the Parties, Pfizer will have the first right, but not the obligation, to defend against a declaratory judgment action or other action challenging any Product Specific Patents. If Pfizer does not take steps to defend within a commercially reasonably time, BIND will have the right (but not the obligation) to so defend. The controlling Party will pay all its Patent Costs incurred for such defense.

(c) Withdrawal, Cooperation and Participation. With respect to any action identified above in this Section 11.2(b):

(i) If the controlling Party ceases to pursue or withdraws from such action, it will notify the other Party and such other Party may substitute itself for the withdrawing Party and proceed under the terms and conditions of this Section 11.2(c).

(ii) The non-controlling Party will cooperate with the Party controlling any such action (as may be reasonably requested by the controlling Party), including (a) providing access to relevant documents and other evidence, (b) making its and its Affiliates and licensees (including Sublicensees) and all of their respective employees, consultants and agents available at reasonable business hours and for reasonable periods of time, but only to the extent relevant to such action, and (c) if necessary, by being joined as a party, subject for this clause (c) to the controlling Party agreeing to indemnify such non-controlling Party for its involvement as a named party in such action and paying those Patent Costs incurred by such Party in connection with such joinder. The Party controlling any such action will keep the other Party updated with respect to any such action, including providing copies of all documents received or filed in connection with any such action.

(iii) Each Party will have the right to participate or otherwise be involved in any such action controlled by the other Party, in each case at the participating Party’s sole cost and expense. If a Party elects to so participate or be involved, the controlling Party will provide the participating Party and its counsel with an opportunity to consult with the controlling Party and its counsel regarding the prosecution of such action (including reviewing the contents of any correspondence, legal papers or other documents related thereto), and the controlling Party will take into account reasonable requests of the participating Party.

(d) Settlement. Pfizer shall not enter into any settlement of any claim described in this Section 11.2 that admits to the invalidity, narrowing of scope or unenforceability of the Patents that are the subject of the license grants under Sections 7.1 and 7.2 or this Agreement, incurs any financial liability on the part of BIND or requires an admission of liability, wrongdoing or fault on the part of BIND without BIND’s prior written consent. BIND shall not enter into any settlement of any claim described in this Section 11.2 that admits to the invalidity, narrowing of scope or unenforceability of the Patents that are the subject of the license grants under Sections 7.1 and 7.2 or this Agreement in a manner or to an extent that limits the scope of rights granted to Pfizer under Section 7.1 or Section 7.2, incurs any financial liability on the part of Pfizer or requires an admission of liability, wrongdoing or fault on the part of Pfizer without Pfizer’s prior written consent. If a Party has joined the legal action, it shall consent to such settlement proposed by the other Party and execute any documents or take such actions necessary to effect a settlement that comports with the requirements of this Section 11.2(d).

(e) Damages. Unless otherwise agreed by the Parties, all monies recovered upon the final judgment or settlement of any action described in Section 11.2(c) or 11.2(a), will be used: (i) first, to reimburse each of the Parties on a pro rata basis for each of their out-of-pocket costs and expenses relating to the action; and (ii) second, [***] to the controlling Party and [***] to the other Party.

(f) Liability. So long as a Party acts within the authority and consistent with the applicable limitations (if any) imposed by this Section 11, such Party shall not incur any liability to the other Party as a consequent of any litigation or other action or inaction taken or not taken pursuant to this Section 11, including any liability for any unfavorable decision resulting therefrom, including any decision holding any Patent invalid or unenforceable.

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11.3. Other Enforcement and Defense. Other than as provided under Sections 11.2(a), 11.2(b) and (c), BIND will have the sole right to enforce and defend the BIND Patents (including any such Patents Controlled by BIND pursuant to the MIT License), and Pfizer will have no rights with respect thereto. Pfizer will have the sole right to enforce and defend the Pfizer Patents, and BIND will have no rights with respect thereto. For avoidance of doubt, and anything herein to the contrary notwithstanding, the right of either Party to enforce and defend Patents Controlled by BIND pursuant to a BIND Third Party License Agreement is subject to the terms and conditions set forth in the applicable BIND Third Party License Agreement.

Section 12.	Confidential Information and Publicity.

12.1. Confidentiality.

(a) Confidential Information. Except as expressly provided herein, each of the Parties agrees that, for itself and its Affiliates, and until the later to occur of (i) the tenth anniversary of the Effective Date and (ii) the fifth anniversary of the termination or expiration of this Agreement, a Party and its Affiliates (the “Receiving Party”) receiving Confidential Information of the other Party or its Affiliates (the “Disclosing Party”) will (i) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below, and (ii) not use such Confidential Information for any purpose except those (sub)licensed or otherwise authorized or permitted by this Agreement; provided that such restrictions on disclosure and use will remain in full force and effect for any Confidential Information of the Parties that consists of a trade secret (as such term is defined under 18 U.S.C. §1839) until such time as such Confidential Information either no longer constitutes a trade secret (as defined under 18 U.S.C. §1839) or one of the exceptions described in Section 12.1(b) applies to such Confidential Information. For purposes of this Agreement, “Confidential Information” means (1) all Materials and (2) all Know-How and information of any kind, whether in written, oral, graphical, machine-readable or other form, whether or not marked as confidential or proprietary, which are transferred or disclosed by Disclosing Party to the Receiving Party, including any of the foregoing of Third Parties. Without limiting the foregoing, BIND Background Technology, Accurin Improvement Technology, BIND Regulatory Data will be considered Confidential Information of BIND, and Pfizer Compounds, Pfizer Background Technology, Pfizer Sponsored Design/Preclinical Collaboration Technology, Pfizer Compound Improvement Technology and Pfizer Regulatory

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Data will be considered Confidential Information of Pfizer. Jointly Owned IP will be considered the Confidential Information of both Parties, provided that each Party will have the right to freely disclose Jointly Owned IP.

(b) Exceptions. The obligations in Section 12.1(a) will not apply with respect to any portion of the Confidential Information that the Receiving Party can show by competent proof:

(i) is publicly disclosed by the Disclosing Party, either before or after it is disclosed to the Receiving Party hereunder;

(ii) was known to the Receiving Party or its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party;

(iii) is subsequently disclosed to the Receiving Party or its Affiliates by a Third Party lawfully in possession thereof and without any obligation to keep it confidential or any restriction on its use;

(iv) is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the Receiving Party; or

(v) has been independently discovered or developed by employees or contractors of the Receiving Party or its Affiliates without the aid, application or use of Confidential Information of the Disclosing Party.

(c) Authorized Disclosures. The Receiving Party may disclose Confidential Information belonging to the Disclosing Party to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

(i) subject to Section 12.2, by either Party in order to comply with applicable non-patent law (including any securities law or regulation or the rules of a securities exchange) and with judicial process, if in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance;

(ii) by either Party, in connection with prosecuting or defending litigation as permitted by this Agreement, making regulatory filings, and filing, prosecuting, maintain, defending and enforcing Patents as permitted by this Agreement;

(iii) by Pfizer, with respect to all BIND Confidential Information, to its Affiliates, potential or actual permitted Sublicensees, potential or actual permitted acquirers or assignees under Section 15.1, permitted subcontractors, and each of Pfizer and its Affiliates’ respective directors, employees, contractors and agents; and

(iv) by BIND, (A) with respect to all Pfizer Confidential Information, to its Affiliates, potential or actual permitted acquirers or assignees under Section 15.1, permitted subcontractors, and each of BIND and its Affiliates’ respective directors, employees, contractors and agents; (B) with respect to the terms of this Agreement, to its investment bankers, investors, and lenders; and (C) with respect to Accurin™ Class Specific Data, to its collaborators and other (sub)licensees, provided that (1) with respect to Section 12.1(c)(i) or (ii), where reasonably possible, the Receiving Party will notify the Disclosing Party of the Receiving Party’s intent to make any disclosure pursuant thereto sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed, and (2) with respect to Sections 12.1(c)(iii) and (iii), each of those named people and entities must be bound prior to disclosure by confidentiality and non-use restrictions at least as restrictive as those contained in this Section (other than investment bankers, investors and lenders, who must be bound prior to disclosure by commercially reasonable obligations of confidentiality).

12.2. Terms of this Agreement; Publicity.

(a) The Parties agree that the terms of this Agreement will be treated as Confidential Information of both Parties, and thus may be disclosed only as permitted by Section 12.1(c). Each Party agrees not to issue any press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party (or as such consent may be obtained in accordance with Section 12.2(b)), which consent will not be unreasonably withheld, or as permitted by Section 12.1(c).

(b) In the event either Party (the “Issuing Party”) desires to issue a press release or other public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof, the Issuing Party will provide the other Party (the “Reviewing Party”) with a copy of the proposed press release or public statement (the “Release”). The Reviewing Party will have ten (10) business days to provide any comments on such Release, and if the Receiving Party fails to provide any comments during such ten-day period, the Reviewing Party will be deemed to have consented to the issuance of such Release. If the Receiving Party provides any comments, the Parties will consult on such Release and work in good faith to prepare a mutually acceptable Release. Either Party may subsequently publicly disclose any information previously contained in any Release so consented to (so long as such information remains accurate).

(c) The Parties agree that BIND will issue the press release set forth on Exhibit 12.2(c) promptly following the Effective Date.

12.3. Publication. Notwithstanding anything herein to the contrary, either Party may propose publication of the results of the Design/Preclinical Collaboration Project under this Agreement upon three (3) months’ notice prior to submission. Additionally, Pfizer shall have the sole right to make publications with respect to the further Development or Commercialization of Agreement Compounds and Covered Products. Both Parties understand that a reasonable commercial strategy may require delay of publication of information or filing of Patent applications, therefore the Parties agree to review and consider delay of publication and filing of patent applications under certain circumstances. Once publications have been reviewed by each

Party and have been approved for publication, the same publications do not have to be provided again to the other Party for review for a later submission for publication. Expedited reviews for abstracts or poster presentations may be arranged if mutually agreeable to the Parties. Each Party also will have the right to require that its Confidential Information that would be disclosed in any such proposed publication be deleted prior to such publication. Each Party will acknowledge the other Party’s contributions in any such publication unless otherwise instructed.

12.4. Relationship to the Confidentiality Agreement. This Agreement supersedes the Confidentiality Agreement, provided that all “Confidential Information” disclosed or received by the Parties thereunder will be deemed “Confidential Information” hereunder and will be subject to the terms and conditions of this Agreement.

12.5. Disclosure of Certain Data. Notwithstanding anything herein to the contrary, BIND shall be entitled to present or publish data and results relating to Candidate Compounds without the prior approval of Pfizer; provided that such disclosure (i) does not reveal the identity or structure of the specific Candidate Compound, (ii) does not disclose any of Pfizer’s Confidential Information in any such presentation or publication without obtaining Pfizer’s prior written consent to do so, (iii) does not impair Pfizer’s ability to seek patent protection for such Candidate Compound or an Agreement Compound and (iv) does not disclose that such results were obtained as part of a collaboration with Pfizer.

Section 13.	Warranties; Limitations of Liability; Indemnification.

13.1. BIND Representations and Warranties. BIND represents and warrants to Pfizer that as of the Effective Date and as of the date(s) that Pfizer exercises its option pursuant to Section 4.1:

(a) BIND is a corporation duly organized, validly existing and in good standing under the laws of the state or jurisdiction in which it is incorporated, and it has full right and authority to enter into this Agreement and to grant the (sub)licenses and other rights to Pfizer and perform its obligations as herein described.

(b) The execution, delivery and performance of this Agreement has been duly authorized by all requisite corporate action, and when executed and delivered will become a legal, valid and binding contract of BIND enforceable against BIND in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally from time to time if effect, and to general principles of equity.

(c) The execution, delivery and performance of this Agreement and BIND’s compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of or default under any other agreement, contract, instrument or understanding, oral or written, to which BIND is a party, or by which it is bound, as of the Effective Date nor will it violate any law applicable to BIND.

(d) All necessary consents and approvals of all regulatory and governmental authorities and other persons or entities required to be obtained by BIND in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

(e) The BIND Third Party License Agreements remain in full force and effect and BIND is in compliance in all material respects with the terms of each of the BIND Third Party License Agreements, and all necessary consents, approvals, and authorizations under the BIND Third Party License Agreements required to be obtained by the other party thereto in order to enter into this Agreement have been obtained.

(f) With the exception of the BIND Third Party License Agreements, neither BIND nor its Affiliates are party to or otherwise subject to any agreement or arrangement which limits the ownership or licensed rights of Pfizer or its Affiliates with respect to, or limits the ability of Pfizer or its Affiliates to grant a license, sublicense or access, or provide or provide access or other rights in, to or under, any intellectual property right or material (including any BIND Background Technology or other data or information), in each case, that would, but for such agreement or arrangement, be included in the rights licensed or assigned to Pfizer or its Affiliates pursuant to this Agreement.

(g) Exhibit 1.6 sets forth a true and complete list of the BIND Background Patents. Each BIND Background Patent, to the extent that it is an issued Patent, remains in full force and effect, and BIND or its Affiliates have timely paid all filing and renewal fees payable with respect to such Patent Rights.

(h) Other than under the BIND Third Party License Agreements, none of the BIND Background Patents are in-licensed from a Third Party and BIND has obtained from all inventors of BIND Background Technology existing as of the Effective Date valid and enforceable agreements assigning to BIND each such inventor’s entire right, title and interest in and to all such BIND Background Technology.

(i) Other than under the BIND Third Party License Agreements, BIND has independently developed all BIND Background Know-How or otherwise has a valid right to use, and to permit Pfizer’s Affiliates and Pfizer’s Sublicensees to use, the BIND Background Know-How for all permitted purposes under this Agreement.

(j) BIND or its Affiliates have and will have the full legal or beneficial title, or license or similar rights, to the BIND Background Technology as is necessary to grant the licenses to Pfizer, Pfizer’s Affiliates or Pfizer’s Sublicensees to such the BIND Background Technology that BIND purports to grant pursuant to this Agreement.

(k) The Patents included in the BIND Background Patents are not subject to any claims, liens, charges or encumbrances (except as may be the case pursuant to the Hercules Agreement, as defined below), and BIND has not granted to any Third Party any rights or licenses under such BIND Background Patents or BIND Background Know-How that would conflict with the licenses and other rights granted to Pfizer hereunder. BIND is party to a Loan and Security Agreement with Hercules Technology III, L.P. dated as of January 10, 2011 (as in effect as of the Effective Date, the “Hercules Agreement”) pursuant to which BIND granted Hercules a security interest in certain assets of BIND as set forth in the Hercules Agreement. BIND has provided to Pfizer a true and complete copy of both (x) the Hercules Agreement and (y) a Second Consent To License Agreement of even date herewith (the “Hercules Consent”) executed by Hercules pursuant to which Hercules consented to the execution and delivery of this Agreement. As a result of the Consent, none of the rights granted to Hercules conflict with the licenses and other rights granted to Pfizer hereunder.

(l) To BIND’s Knowledge, the BIND Background Patents are, or upon issuance will be, valid and enforceable patents, and, as of the Effective Date, no Third Party (i) is infringing any BIND Background Patent, or (ii) has challenged or threatened to challenge the scope, validity or enforceability of any BIND Background Patent (including, by way of example, through the institution or written threat of institution of interference, nullity or similar invalidity proceedings before the United States Patent and Trademark Office or any analogous foreign Governmental Authority).

(m) BIND has complied with all applicable laws, including any disclosure requirements, in connection with the filing, prosecution and maintenance of the BIND Background Patents.

(n) No Third Party has made any claim or allegation to BIND or its Affiliates in writing that a Third Party has any right or interest in or to the BIND Background Technology.

(o) BIND has no knowledge of any claim or litigation that has been brought or threatened in writing by any Third Party alleging that the BIND Background Patents are invalid or unenforceable.

(p) To BIND’s Knowledge, the use, Development, Manufacture and Commercialization of Agreement Compounds or Covered Products (excluding Pfizer Compounds) using BIND Background Technology as contemplated by this Agreement does not and will not violate, infringe or misappropriate any intellectual property or proprietary right of any Third Party, based solely on such use of BIND Background Technology.

(q) There is no (i) claim, demand, suit, proceeding, arbitration, inquiry, investigation or other legal action of any nature, civil, criminal, regulatory or otherwise, pending or, to the best knowledge of BIND, threatened against BIND or any of its Affiliates or (ii) judgment or settlement against or owed by BIND or any of its Affiliates, in each case in connection with the BIND Background Technology relating to the transactions contemplated by this Agreement.

(r) BIND has not provided any Third Party with any right, or any ability to obtain any right, with respect to any BIND Background Patent that would in any way limit BIND’s ability to enforce such BIND Background Patent against any Competitive Infringement of such BIND Background Patent or to defend such BIND Background Patent against any action seeking to limit BIND’s ability to enforce any such BIND Background Patent against any Competitive Infringement, except as and to the extent provided under the BIND Third Party License Agreements with respect to the Patents that are subject to such agreements.

For purposes of this Section 13.1, “BIND’s Knowledge” means the actual knowledge of [***], or any of their respective successors, without the need for investigation or inquiry.

13.2. BIND Covenants. BIND hereby covenants to Pfizer that, from the Effective Date until expiration or termination of this Agreement:

(a) BIND will perform its obligations under this Agreement in compliance with applicable laws.

(b) BIND will not, and will cause its Affiliates not to (i) license, sell, assign or otherwise transfer to any person (other than Pfizer or its Affiliates or Sublicensees pursuant to the terms of this Agreement) any Bind Background Technology, Sponsored Design/Preclinical Technology or Joint IP(or agree to do any of the foregoing) or (ii) incur or permit to exist, with respect to any Bind Background Technology, Sponsored Design/Preclinical Technology or Joint IP, any lien, encumbrance, charge, security interest, mortgage, liability, assignment, grant of license or other Binding Obligation that, in the case of (i) or (ii) is or would be inconsistent with the licenses and other rights granted to Pfizer or its Affiliates under this Agreement.

(c) BIND will not (a) take any action that diminishes the rights under the Bind Background Technology, Sponsored Design/Preclinical Technology or Joint IP granted to Pfizer or Pfizer’s Affiliates under this Agreement or (b) fail to take any action that is reasonably necessary to avoid diminishing the rights under the Bind Background Technology, Sponsored Design/Preclinical Technology or Joint IP granted to Pfizer or Pfizer’s Affiliates under this Agreement.

(d) BIND will (i) not enter into any Third Party agreement that adversely affects (A) the rights granted to Pfizer, Pfizer’s Affiliates or Sublicensees hereunder or (B) BIND’s ability to fully perform its obligations hereunder; (ii) not amend or otherwise modify any BIND Third Party License Agreement or consent or waive rights with respect thereto in any manner that (A) adversely affects any rights granted to Pfizer or Pfizer’s Affiliates or Sublicensees hereunder, (B) affects BIND’s ability to fully perform its obligations hereunder or (C) increase any obligation of Pfizer or Pfizer’s Affiliates or Sublicensees hereunder; (iii) promptly furnish Pfizer with true and complete copies of all amendments to the BIND Third Party License Agreements; (iv) remain, and cause its Affiliates to remain, in compliance in all material respects with all BIND Third Party License Agreements; and (v) furnish Pfizer with copies of all notices received by BIND or its Affiliates relating to any alleged breach or default by BIND or its Affiliates under any BIND Third Party License Agreement within five (5) business days after receipt thereof.

(e) BIND will not enter into or otherwise allow itself or its Affiliates to be subject to any agreement or arrangement which limits the ownership or licensed rights of Pfizer or its Affiliates with respect to, or limits the ability of Pfizer or its Affiliates to grant a license, sublicense or access, or provide or provide access or other rights in, to or under, any intellectual

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property right or material (including any Patent Right, Know-How or other data or information), in each case, that are included in the BIND Background Technology as of the Effective Date or that would, but for such agreement or arrangement, be included in the Sponsored Design/Preclinical Collaboration Technology pursuant to this Agreement.

(f) BIND will maintain valid and enforceable agreements with all persons acting by or on behalf of BIND or its Affiliates under this Agreement which require such persons to assign to BIND their entire right, title and interest in and to all Bind Background Technology, Sponsored Design/Preclinical Technology or Joint IP.

(g) BIND shall retain the right: (i) to enforce all BIND Background Patents other than Third Party Collaboration Patents against any Competitive Infringement of such BIND Background Patent (such right is an “Enforcement Right”) and (ii) to defend such BIND Background Patent against any action seeking to limit BIND’s ability to enforce any such BIND Background Patent against any Competitive Infringement (such right is a “Defense Right”), as and to the same extent BIND possesses such Enforcement Right and Defense Right: (a) as of the Effective Date, as such rights pertain to BIND Background Patents that are Controlled by BIND as of the Effective Date and (b) as of the date BIND first Controls any Patents that are first included in the BIND Background Patents after the Effective Date; provided, that, anything herein to the contrary notwithstanding: (1) if BIND has the first Enforcement Right or first Defense Right with respect to any BIND Background Patent, BIND may agree to modify such Enforcement Right or Defense Right with respect to such BIND Background Patent provided that BIND retains an exercisable back-up Enforcement Right or Defense Right with respect to such BIND Background Patent and such agreement shall not constitute a breach of this Section 13.2(g), (2) this Section 13.2(g) shall not apply to any BIND Background Patent that does not claim a Covered Product upon the expiration of the Option Period and (3) this Section 13.2(g) shall expire, and shall be of no force or effect if and when Patent(s) claiming the composition of matter of each Covered Product issue in any Major Market Country or after a Change of Control of BIND. For avoidance of doubt, nothing herein shall require BIND to exercise its Enforcement Right or Defense Right other than as it may determine in its sole discretion. “Third Party Collaboration Patent” means any Patent covering any invention, development or discovery made, conceived or created pursuant to a collaboration or similar arrangement between BIND and any Third Party (whether such invention, development or discovery is made, conceived or created by or on behalf of BIND or any of its Affiliates, by or on behalf of such Third Party or any of its Affiliates or jointly by BIND and such Third Party or their respective Affiliates (in each case, optionally with any (sub)licensees, subcontractors or any other Third Parties or any employees, consultants or agents of any of the foregoing)).

13.3. Pfizer Representations and Warranties. Pfizer represents and warrants to BIND that as of the Effective Date:

(a) Pfizer is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated, and it has full right and authority to enter into this Agreement and to accept the rights and (sub)licenses granted herein and to perform its obligations hereunder.

(b) The execution, delivery and performance of this Agreement has been duly authorized by all requisite corporate action, and when executed and delivered will become a legal, valid and binding contract of Pfizer enforceable against Pfizer in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally from time to time if effect, and to general principles of equity.

(c) The execution, delivery and performance of this Agreement and Pfizer’s compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of or default under any other agreement, contract, instrument or understanding, oral or written, to which Pfizer is a party, or by which it is bound, as of the Effective Date nor will it violate any law applicable to Pfizer.

(d) All necessary consents and approvals of all regulatory and governmental authorities and other persons or entities required to be obtained by Pfizer in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

(e) Pfizer or its Affiliates have full legal or beneficial title, or license or similar rights, to the Pfizer Background Technology as is necessary to grant the licenses to BIND to such the Pfizer Background Technology that Pfizer purports to grant pursuant to this Agreement.

13.4. Disclaimers.

(a) EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER BIND NOR PFIZER MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF VALIDITY OR ENFORCEABILITY OF ANY PATENT RIGHTS, TITLE, QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, PERFORMANCE, AND NONINFRINGEMENT OF ANY THIRD PARTY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS.

(b) Pfizer acknowledges that JHU has not warranted to BIND under the JHU Licensed Agreement as to the validity of any patents or that practice under such patents shall be free of infringement. PFIZER, ITS AFFILIATES AND ITS SUBLICENSEE(S) AGREE THAT THE JHU PATENTS WERE PROVIDED TO BIND “AS IS”, AND THAT JHU MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE JHU PATENTS OR ANY OTHER INTELLECTUAL PROPERTY RIGHTS OR THE PERFORMANCE OF COVERED PRODUCT(S) INCLUDING THEIR SAFETY, EFFECTIVENESS, OR COMMERCIAL VIABILITY. JHU DISCLAIMED ALL WARRANTIES WITH REGARD TO PRODUCT(S) AND SERVICE(S) LICENSED UNDER THE JHU LICENSE AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ALL WARRANTIES, EXPRESSED OR IMPLIED, OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE. JHU ADDITIONALLY DISCLAIMED ALL OBLIGATIONS AND LIABILITIES ON THE PART OF JHU AND INVENTORS FOR DAMAGES, INCLUDING, BUT NOT LIMITED TO, DIRECT, INDIRECT, SPECIAL, AND CONSEQUENTIAL DAMAGES, ATTORNEYS’ AND EXPERTS’ FEES, AND COURT COSTS (EVEN IF JHU HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, FEES OR COSTS), ARISING OUT OF OR IN

CONNECTION WITH THE MANUFACTURE, USE, OR SALE OF THE PRODUCT(S) AND SERVICE(S) LICENSED UNDER THE JHU LICENSE AGREEMENT, EXCEPT TO THE EXTENT THAT SUCH OBLIGATIONS, LIABILITIES AND DAMAGES ARISE OUT OF JHU’S EXERCISE OF ITS RETAINED RIGHTS UNDER SECTION 7.8(b) OF THIS AGREEMENT. PFIZER, ITS AFFILIATES AND ITS SUBLICENSEE(S) ACKNOWLEDGE THAT JHU WILL HAVE NO RESPONSIBILITY OR LIABILITY FOR LOSS OR DAMAGE CAUSED BY A PRODUCT AND/OR SERVICE MANUFACTURED, USED, OR SOLD BY PFIZER, ITS AFFILIATES AND ITS SUBLICENSEE(S) WHICH IS A COVERED PRODUCT. Nothing contained in the foregoing shall in any way limit BIND’s obligations or liabilities to Pfizer under this Agreement, and JHU’s disclaimer of warranty does not limit the representations or warranties made by BIND under this Agreement.

(c) M.I.T., BRIGHAM, CMCC AND GIST MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE MIT PATENTS, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY OF PATENT RIGHTS CLAIMS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. Specifically, and not to limit the foregoing, M.I.T., BRIGHAM, CMCC and GIST make no warranty or representation (i) regarding the validity or scope of the MIT PATENTS, and (ii) that the exploitation of the MIT PATENTS or any product or process will not infringe any patents or other intellectual property rights of M.I.T., BRIGHAM, CMCC or GIST or of a third party.

13.5. Limitation of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY NOR ITS REPRESENTATIVES WILL BE LIABLE TO THE OTHER OR ANY THIRD PARTY WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF SUCH PARTY HAS BEEN INFORMED OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THIS SECTION 13.5 WILL NOT APPLY TO THE PARTIES’ INDEMNIFICATION RIGHTS AND OBLIGATIONS UNDER SECTIONS 13.7(a), 13.7(b) and 13.7(c). Without limiting the generality of the foregoing, “consequential damages” will be deemed to include, and neither Party will be liable to the other Party or any of such other Party’s representatives or stockholders for any damages based on or measured by loss of projected or speculative future sales of the Products, any Development Payment due upon any unachieved Development Milestone Event under Section 8.3, any unachieved Supplemental NDA Milestone Event under Section 8.4, any unachieved Regulatory Approval Milestone Event under Section 8.5, any unachieved First Commercial Sale Milestone Event under Section 8.6, any Sales Milestone Payment due upon any unachieved Annual Net Sales level under Section 8.7, any unearned royalties under Section 8.8 or any other unearned, speculative or otherwise contingent payments provided for in this Agreement.

13.6. Performance by Others. The Parties recognize that each Party may perform some or all of its obligations or exercise some or all of its rights under this Agreement through Affiliates and permitted subcontractors; provided, however, that each Party will remain responsible and liable for the performance by its Affiliates and permitted subcontractors and will cause its Affiliates and permitted subcontractors to comply with the provisions of this Agreement in connection therewith.

13.7. Indemnification; Insurance.

(a) Pfizer Indemnity. Pfizer hereby agrees to indemnify, defend and hold harmless BIND and its Affiliates, MIT, Brigham, CMCC, GIST and all of their respective trustees, officers, faculty, students, employees, directors, agents and contractors, and their respective successors, heirs and assigns and representatives (“BIND Indemnitees”) from and against any liability, damage, loss, cost or expense (including reasonable attorney’s fees and expenses) (collectively, “Losses”) incurred by or imposed upon any of the BIND Indemnitees arising from any Third Party claims, suits, actions, demands or judgments arising out of any theory of liability (including actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) that the BIND Indemnitee may be required to pay to one or more Third Parties resulting from or arising out of:

(i) the research, Development, Manufacture, or Commercialization or use of any Agreement Compounds or Covered Products by Pfizer or any of its Affiliates or Sublicensees, or the exercise of any (sub)license or other right granted to Pfizer under this Agreement, other than (A) claims by Third Parties relating to patent infringement arising out of the exercise of rights under the BIND Background Patents, (B) claims by Third Parties relating to misappropriation of trade secrets arising out of the exercise of rights under the BIND Background Know-How, or (C) claims for which BIND is required to indemnify Pfizer pursuant to Section 13.7(d); or

(ii) the material breach by Pfizer of any material term of this Agreement or the representations, warranties or covenants made hereunder by Pfizer;

except, in each case (that is, in the case of the foregoing clauses (i) and (ii), to the extent caused by the negligence, gross negligence or willful misconduct of BIND or any BIND Indemnitee.

(b) Pfizer Indemnity to JHU. Pfizer, its Affiliates and Sublicensees shall indemnify, defend with counsel reasonably acceptable to JHU, and hold JHU, The Johns Hopkins Health Systems, their present and former trustees, officers, Inventors of JHU Patents, agents, faculty, employees and students harmless as against any judgments, fees, expenses, or other costs arising from or incidental to any product liability or other lawsuit, claim, demand or other action brought by a third party as a consequence of the practice of Agreement Compounds or Covered Products by any of the foregoing indemnifying entities, whether or not JHU or said Inventors, either jointly or severally, is named as a party defendant in any such lawsuit and whether or not JHU or the Inventors are alleged to be negligent or otherwise responsible for any injuries to persons or property. Pfizer shall be responsible for the actions of any third party acting on behalf of or for the account of Pfizer or by a third party who purchases Covered Products from Pfizer. The obligation of Pfizer to defend and indemnify as set out in this Section 13.7(b) shall survive the termination of this Agreement, shall continue even after assignment of rights and responsibilities to an Affiliate or Sublicensee, and shall not be limited by any other limitation of liability elsewhere in this Agreement.

(c) MIT Indemnity. Pfizer shall indemnify, defend, and hold harmless M.I.T., BRIGHAM, CMCC and GIST and their respective trustees, officers, faculty, students, employees, and agents and their respective successors, heirs and assigns (the “MIT Indemnitees”), against any liability, damage, loss, or expense (including reasonable attorney’s fees and expenses) (for purposes of this Section 13.7(c) only, collectively, “Losses”) incurred by or imposed upon any of the MIT Indemnitees in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) concerning any product, process, or service that is made, used, sold, imported, or performed pursuant to any right or license granted under this Agreement; provided, however, that Pfizer shall have no obligation pursuant to the foregoing with respect to any Losses to the extent that they directly result from the gross negligence or willful misconduct of any MIT Indemnitee. Pfizer agrees, at its own expense, to provide attorneys reasonably acceptable to M.I.T. to defend against any such claim. The MIT Indemnitees shall cooperate fully with Pfizer in such defense and will permit Pfizer to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any MIT Indemnitee shall have the right to retain its own counsel, at the expense of Pfizer, if representation of such MIT Indemnitee by the counsel retained by Pfizer would be inappropriate because of actual or potential differences in the interests of such MIT Indemnitee and any other party represented by such counsel.

(d) BIND Indemnity. BIND hereby agrees to indemnify and hold Pfizer, its Affiliates and Sublicensees, and their respective officers, employees, directors, agents and contractors, and their respective successors, heirs and assigns and representatives (“Pfizer Indemnitees”) harmless from and against all Losses incurred by or imposed upon any of the Pfizer Indemnitees arising from any Third Party claims, suits, actions, demands or judgments arising out of any theory of liability (including actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) due to (i) the research, Development or Manufacture of any Agreement Compounds or Covered Products by BIND or any of its Affiliates or sublicensees, (ii) the material breach by BIND of any material term of this Agreement or the representations, warranties or covenants made hereunder by BIND, except, in each case (that is, in the case of the foregoing clauses (i) and (ii)), to the extent caused by the negligence, gross negligence or willful misconduct of Pfizer or any Pfizer Indemnitee.

(e) Indemnification Procedure.

(i) Notice. A claim to which indemnification applies under Section 13.7(a), Section 13.7(b) or Section 13.7(c) will be referred to herein as a “Claim”. If any person or entity (each, an “Indemnitee”) intends to claim indemnification under this Section 13.7, the Indemnitee will notify the other Party (the “Indemnitor”) in writing promptly upon becoming aware of any claim that may be a Claim (it being understood and agreed, however, that the failure by an Indemnitee to give such notice will not relieve the Indemnitor of its indemnification obligation under this Agreement except and only to the extent that the Indemnitor is actually prejudiced as a result of such failure to give notice). The Indemnitor will have the right to assume and control the defense of such Claim at its own cost and expense with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee; provided, however, that an Indemnitee will have the right to retain its own counsel, with the fees, costs and expenses to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. If the Indemnitor does not assume the defense of such Claim as aforesaid, the Indemnitee may defend such Claim but will have no obligation to do so.

(ii) Control. The Indemnitor will have the right, exercisable by notice to the Indemnitee within ten business days after receipt of notice from the Indemnitee of the commencement or assertion of any Third Party Claim, to assume direction and control the defense, litigation, settlement, appeal or other disposition of such Claim (including the right to settle the claim for monetary consideration) at its own cost and expense with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee; provided that (A) the Indemnitor has sufficient financial resources to satisfy the amount of any adverse monetary judgment that is sought, (B) the Third Party Claim seeks solely monetary damages and, (C) the Indemnitor expressly agrees in writing that as between the Indemnitor and the Indemnitee, the Indemnitor shall be solely obligated to satisfy and discharge the Third Party Claim in full (the conditions set forth in clauses (A), (B) and (C) above are collectively referred to as the “Litigation Conditions”). Within ten business days after the Indemnitor has given notice to the Indemnitee of its exercise of its right to defend a Third Party Claim, the Indemnitee shall give notice to the Indemnitor of any objection thereto based upon the Litigation Conditions. If the Indemnitee reasonably so objects, the Indemnitee shall continue to defend the Third Party Claim, at the expense of the Indemnitor, until such time as such objection is withdrawn. If no such notice is given, or if any such objection is withdrawn, the Indemnitor shall be entitled, at its sole cost and expense, to assume direction and control of such defense, with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee. During such time as the Indemnitor is controlling the defense of such Third Party Claim, the Indemnitee shall cooperate, and shall cause its Affiliates and agents to cooperate upon request of the Indemnitor, in the defense or prosecution of the Third Party Claim, including by furnishing such records, information and testimony and attending such conferences, discovery proceedings, hearings, trials or appeals as may reasonably be requested by the Indemnitor. If the Indemnitor does not satisfy the Litigation Conditions or does not notify the Indemnitee of its intent to assume the defense of such Claim within ten business days after notice thereof, the Indemnitee may, but will have no obligation to, defend such Claim with counsel of its choice and at the Indemnitor’s expense (including reasonable, out-of-pocket attorneys’ fees and costs and expenses of enforcement or defense). The Indemnitor or Indemnitee, as the case may be, shall have the right to join in (including the right to conduct discovery, interview and examine witnesses and participate in all settlement conferences), but not control, at its own expense, the defense of any Third Party Claim that the other party is defending as provided in this Agreement.

(iii) Settlement. The Indemnitee will not settle or compromise any Claim without the prior written consent of the Indemnitor. The Indemnitor shall not settle any such claim without the prior written consent of the Indemnitee if such settlement does not include a complete release from liability or if such settlement would involve undertaking an obligation (including the payment of money by the Indemnitee), would bind or impair the Indemnitee, or includes any admission of wrongdoing or that any intellectual property or proprietary right of the Indemnitee or this Agreement is invalid, narrowed in scope or unenforceable. The Indemnitee will reasonably cooperate with the Indemnitor at the Indemnitor’s sole cost and expense and will make available to the Indemnitor all pertinent information under the Indemnitee’s control, which information will be subject to Section 12.1.

(f) Insurance. The Parties agree to request a waiver from MIT or JHU, as applicable, of the following insurance requirements and to delete or amend this Section 13.7(e) as permitted by such waiver when and if such waiver is obtained.

(i) Before the first human use of a Covered Product in the Field, Pfizer will obtain and carry in full force and effect commercial general liability insurance, including product liability and errors and omissions insurance which will protect Pfizer and BIND lndemnitees with respect to events covered by Section 13.7(a). Such insurance (i) will be issued by an insurer licensed to practice in the Commonwealth of Massachusetts or an insurer pre-approved by MIT, such approval not to be unreasonably withheld, (ii) will list BIND, MIT, Brigham, CMCC and GIST as additional insureds thereunder, (iii) will be endorsed to include product liability coverage, and (iv) will require thirty (30) days written notice to be given to BIND prior to any cancellation or material change thereof. The limits of such insurance will not be less than [***] per occurrence with an aggregate of [***] for bodily injury including death; [***] per occurrence with an aggregate of [***] for property damage; and [***] per occurrence with an aggregate of [***] for errors and omissions. In the alternative, Pfizer may self-insure subject to prior approval of MIT and its Risk Management Foundation. Pfizer will provide BIND with Certificates of Insurance evidencing compliance with this Section. Pfizer will continue to maintain such insurance or self-insurance during any period in which Pfizer or any Affiliate or Sublicensee continues to make, use, or sell a product that is or was a Covered Product under this Agreement, and thereafter for a period of five (5) years. If there is a cancellation or material change in insurance, and Pfizer does not obtain replacement insurance providing comparable coverage prior to the expiration of the thirty (30) day notice period described above, BIND will have the right to terminate this Agreement effective at the end of such thirty (30) day period without notice or any additional waiting periods. For clarity, this termination clause applies to any material changes in the following terms: (i) Commercial general liability insurance in amounts not less than [***] per incident and [***] annual aggregate; (ii) the naming of indemnitees as additional insureds; and (iii) product liability coverage and broad form contractual liability coverage for the company’s indemnification under Section 13.7(a).

(ii) Prior to initial human testing or first commercial sale of any Covered Products as the case may be in any particular country, Pfizer shall establish and maintain for a reasonable time period thereafter, in each country in which Pfizer, an

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Affiliate or Sublicensee shall test or sell Covered Products product liability or other appropriate insurance coverage in the minimum amount of [***] per claim and will annually present evidence to JHU that such coverage is being maintained. Upon JHU’s request, Pfizer will furnish JHU with a Certificate of Insurance of each product liability insurance policy obtained. JHU shall be listed as an additional insured in Pfizer’s said insurance policies. If such Product Liability insurance is underwritten on a ‘claims made’ basis, Pfizer agrees that any change in underwriters during the Term of this Agreement will require the purchase of ‘prior acts’ coverage to ensure that coverage will be continuous throughout the Term of this Agreement.

Section 14.	Term, Termination and Survival.

14.1. Term. This Agreement will commence as of the Effective Date and, unless sooner terminated in accordance with the terms hereof or by mutual written consent, will continue on a country-by-country and Covered Product-by-Covered Product basis until the end of the period during which royalties are due hereunder on Net Sales of such Covered Product in such country (the longest such period of time for any Covered Products hereunder, the “Term”). Upon the expiration (but not earlier termination) of the Term for a Covered Product in a country, the (sub)license grants contained in Section 7.1(b) will become perpetual, irrevocable and fully paid up with respect to such Covered Product in such country. Notwithstanding anything herein to the contrary, if Pfizer fails to deliver to BIND an Option Notice before the end of the Pfizer Option Period or fails to pay the Option Fee timely as required under Section 8.2, this Agreement will terminate automatically, effective as of the end of the Pfizer Option Period or the defaulted payment date, respectively.

14.2. Termination Rights.

(a) Material Breach. Either Party will have the right to terminate this Agreement in full or on a Covered Product-by-Covered Product basis in one or more countries in the Territory upon delivery of written notice to the other Party in the event of any material breach in the performance by such other Party of any of such other Party’s material obligations under this Agreement (including for example, the Parties’ respective obligations under Section 2.1(c) and Pfizer’s obligations under Section 5.2(a)), provided that such breach has not been cured within ninety (90) days after written notice thereof is given by the non-breaching Party to the breaching Party specifying the nature of the alleged breach, provided the Parties will take all reasonable steps to resolve the matter during the applicable cure period and that if any breach is not reasonably curable within ninety (90) days and if the breaching Party is making a bona fide effort to cure such breach, such termination shall be delayed for a time period to be agreed by both Parties in order to permit the breaching Party a reasonable period of time to cure such breach. If the alleged material breach relates to non-payment of any amount due under this Agreement, the cure period shall be tolled pending resolution of any bona fide dispute between the Parties as to whether such payment is due.

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(b) Termination for Convenience by Pfizer. Pfizer may terminate this Agreement in full or on a Covered Product-by-Covered Product and country-by-country basis without cause for any or no reason effective upon sixty (60) days prior written notice to BIND.

(c) Termination for Insolvency.

(i) Generally. To the extent permitted by law, upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors (a “Bankruptcy Event”) by either Party, BIND, in the case of a Bankruptcy Event by Pfizer, or Pfizer, in the case of a Bankruptcy Event by BIND, may terminate this Agreement; provided, however, that, in the case of any involuntary bankruptcy proceeding, such right to terminate will only become effective if the subject Party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof. Each Party will retain and may fully exercise all of its rights and elections under the US Bankruptcy Code and foreign equivalents, including that upon commencement of a bankruptcy proceeding by or against such Party undergoing a bankruptcy proceeding (the “Affected Party”) under the US Bankruptcy Code or foreign equivalents, the non-Affected Party will be entitled to complete duplicates of or complete access to, as such non-Affected Party deems appropriate, any Know-How and Patent and other intellectual property rights and all embodiments hereof (sub)licensed or to be transferred to such non-Affected Party hereunder by the Affected Party. Such Know-How, rights and embodiments will be promptly delivered to the non-Affected Party (i) upon any such commencement of a bankruptcy proceeding and upon written request thereof by the non-Affected Party, unless the Affected Party elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under the foregoing clause (i), upon the rejection of this Agreement by or on behalf of the Affected Party upon written request therefore by the non-Affected Party. This Section 14.2(c) is without prejudice to any rights the non-Affected Party may have arising under the US Bankruptcy Code, foreign equivalents or other law.

(ii) Rights to Intellectual Property. All rights and licenses now or hereafter granted by BIND to Pfizer under or pursuant to any Section of this Agreement, including Sections 7.1 and 7.5 hereof, are rights to “intellectual property” (as defined in the Bankruptcy Code). The Parties hereto acknowledge and agree that the payments provided for under Sections 8.3, 8.4, 8.5, 8.6 and 8.7 and all other payments by Pfizer to BIND hereunder, other than royalty payments pursuant to Section 8.9, do not constitute royalties within the meaning of Section 365(n) of the Bankruptcy Code or relate to licenses of intellectual property hereunder. If (a) a case under the Bankruptcy Code is commenced by or against BIND, (b) this Agreement is rejected as provided in the Bankruptcy Code and (c) Pfizer elects to retain its rights hereunder as provided in Section 365(n) of the Bankruptcy Code, then BIND (in any capacity, including debtor-in-possession) and its successors and assigns (including any trustee) shall provide to Pfizer all intellectual property licensed hereunder, and agrees to grant and hereby grants to Pfizer and its Affiliates a right to access and to obtain possession of and to benefit from and, in the case of any chemical or biological material or other tangible item of which there is a fixed or limited quantity, to obtain a pro rata portion of, each of the following to the extent related to any Agreement Compound or Covered Product, or otherwise related to any right or license granted under or pursuant to this Agreement: (i) copies of pre-clinical and clinical research data and results; (ii) all of the following (to the extent that any of the following are so related): assays, reagents and other materials; (iii) Agreement Compound or Covered Product samples; (iv) BIND Background Technology, (v) laboratory notes and notebooks; (vi) Agreement Compound and Covered Product data or filings, and (vii) Rights of Reference in respect of regulatory filings and approvals, all of which constitute “embodiments” of intellectual property pursuant to Section 365(n) of the Bankruptcy Code, and (viii) all other embodiments of such intellectual property, whether any of the foregoing are in BIND’s possession or control or in the possession and control of any Third Party but which BIND has the right to access or benefit from and to make available to Pfizer. BIND shall not interfere with the exercise by Pfizer or its Affiliates of rights and licenses to intellectual property licensed hereunder and embodiments thereof in accordance with this Agreement and agrees to use Commercially Reasonable Efforts to assist Pfizer and its Affiliates to obtain such intellectual property and embodiments thereof in the possession or control of Third Parties as reasonably necessary or desirable for Pfizer or its Affiliates or Sublicensees to exercise such rights and licenses in accordance with this Agreement.

(iii) No Limitation of Rights. All rights, powers and remedies of Pfizer provided in this Section 14.2(c) are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at Law or in equity (including the Bankruptcy Code) in the event of the commencement of a case under the Bankruptcy Code involving BIND.

(d) Effect of Termination. Upon termination of this Agreement:

(i) (a) Subject to Section 14.3, all rights and obligations of each Party (including (sub)licenses and other rights granted to by either Party to the other Party under this Agreement will terminate. All manufacturing agreements (if any) between the Parties shall automatically terminate; and

(ii) Should Pfizer or any of its Affiliates or Sublicensees have any inventory of any Covered Product, each of them will have six (6) months thereafter in which to dispose of such inventory (subject to the payment to BIND of any royalties due hereunder thereon).

14.3. Survival. In addition to the termination consequences set forth in Section 14.2(d), the following provisions will survive expiration or termination of this Agreement for any reason, as well as any other provision which by its terms or by the context thereof, is intended to survive such termination: Sections 1 (in its entirety), 2.3(c), 7.3(a)(ii), 7.4(b)(iv), 8.12, 9.1, 9.2, 10.2(c), 10.2(d), 11.2(e), 12 (in its entirety), 13.4 – 13.7 (inclusive), 14.1, 14.2(d), 14.3, 15.4 – 15.9 (inclusive), 15.12 and this Section 14.3. Expiration or termination of this Agreement for any reason will not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity, with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation. All other rights and obligations will terminate upon expiration or termination of this Agreement.

Section 15.	General Provisions.

15.1. Assignment. Neither Party may assign this Agreement, delegate its obligations or otherwise transfer (sub)licenses or other rights created by this Agreement, except as expressly provided hereunder or otherwise without the prior written consent of the other Party (which consent will not be unreasonably withheld); provided that (i) Pfizer may assign this Agreement to an Affiliate or to its successor in connection with the merger, consolidation, or sale of all or substantially all of its assets, and (ii) BIND may assign this Agreement to an Affiliate or to its successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement. Any assignment or transfer in violation of this Section 15.1 will be void. This Agreement will inure to the benefit of, and be binding upon, the legal representatives, successors and permitted assigns of the Parties.

15.2. Force Majeure. Neither Party will be held liable or responsible to the other Party nor be deemed to have breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than any obligation to pay monies) if, but only to the extent that, such failure or delay results from causes beyond the reasonable control of the affected Party, potentially including fire, floods, embargoes, terrorism, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or any other person or entity; provided that the Party affected will promptly notify the other of the force majeure condition and will exert diligent efforts to eliminate, cure or overcome any such causes and to resume performance of its obligations as soon as possible.

15.3. Severability. If any of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties will in such an instance use their reasonable best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

15.4. Amendment; Waiver. This Agreement may not be modified, amended or rescinded, in whole or part, except by a written instrument signed by the Parties; provided that any unilateral undertaking or waiver made by one Party in favor of the other will be enforceable if undertaken in a writing signed by the Party to be charged with the undertaking or waiver. No delay or omission by either Party hereto in exercising any right or power occurring upon any breach by the other Party with respect to any of the terms of this Agreement will impair any such right or power or be construed to be a waiver thereof. A waiver by either of the Parties of any of the covenants, conditions or agreements to be performed by the other will not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition or agreement herein contained.

15.5. Notices. Except as otherwise provided herein, all notices under this Agreement will be sent by certified mail or by overnight courier service, postage prepaid, to the following addresses of the respective Parties:

If to Pfizer, to:	Pfizer Inc.
Notices: R&D Business Development
235 East 42nd Street
New York, NY 10017
Attn.: R&DBD Contract Notice

With a required copy to:	Pfizer Inc.
Notices: Pfizer Legal Division
235 East 42nd Street
New York, NY 10017
Attn.: Chief Counsel, R&D

If to BIND, to:	BIND Biosciences, Inc.
325 Vassar Street
Cambridge, Massachusetts 02139
Attention: CEO

With a required copy to:	Goodwin Procter LLP
53 State Street
Boston, MA 02109
Attention: Christopher Denn

and

Latham & Watkins LLP
John Hancock Tower, 20th Floor
200 Clarendon Street
Boston, MA 02116
Attention: Peter N. Handrinos

or to such address as each Party may hereafter designate by notice to the other Party. A notice will be deemed to have been given on the date it is received by all required recipients for the noticed Party.

15.6. Payments. All payments by Pfizer to BIND under this Agreement when owed or paid will be non-refundable and non-creditable and not subject to set-off, except for Section 8.12(d).

15.7. Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law provisions, except as to any issue which depends upon the validity, scope or enforceability of any Patent, which issue shall be determined in accordance with the laws of the country in which such patent was issued. Each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York for any matter arising out of or relating to this Agreement and the transactions contemplated hereby, and agrees not to commence any litigation relating thereto except in such courts. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any matter arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such matter brought in any such court has been brought in an inconvenient forum. The Parties agree that a final judgment in any such matter shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law. Any proceeding brought by either Party under this Agreement shall be exclusively conducted in the English language.

15.8. Further Assurances. Each Party agrees to do and perform all such further acts and things and will execute and deliver such other agreements, certificates, instruments and documents necessary or that the other Party may deem advisable in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.

15.9. Cumulative Remedies and Irreparable Harm. All rights and remedies of the Parties hereunder will be cumulative and in addition to all other rights and remedies provided hereunder or available by agreement, at law or otherwise. Each Party acknowledges and agrees that, under certain circumstances, a breach of the terms or conditions of this Agreement could cause irreparable harm and damage to the other Party and that legal remedies for such a breach may be inadequate. Nothing in this Agreement shall be construed as preventing the non-breaching Party from seeking, in appropriate circumstances, equitable or injunctive relief restraining a breach or future violation of the terms contained herein by the breaching Party. Such right to equitable relief is in addition to whatever remedies either Party may be entitled to as a matter of law or equity, including money damages.

15.10. Change of Control. Notwithstanding any provision of this Agreement to the contrary:

(a) For all purposes of this Agreement, BIND Technology shall not include any Know-How or Patent Controlled by any Post-Change of Control Affiliate of BIND that covers the manufacture, use or sale of any Agreement Compound as an independent compound (rather than solely as incorporated in or otherwise combined with a Targeted Nanoparticle).

(b) For the purposes of Section 7.1(b) exclusive license grant to Pfizer, at all times following a Change of Control, BIND Technology shall not include any Know-How or Patent Controlled by any Post-Change of Control Affiliate of BIND that BIND can demonstrate by appropriate written evidence was Developed independently of and is unrelated to and not derived, directly or indirectly, from any BIND Technology Controlled by BIND or any of its Affiliates other than any Post-Change of Control Affiliate.

15.11. Relationship of the Parties. Each Party is an independent contractor under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute BIND and Pfizer as partners, agents or joint venturers. Neither Party will have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other

Party or to bind the other Party to any contract, agreement or undertaking with any Third Party. There are no express or implied third party beneficiaries hereunder (except for Pfizer Indemnitees other than Pfizer and BIND Indemnitees other than BIND for purposes of Section 13.7.).

15.12. Entire Agreement. This Agreement (along with the Exhibits) and the Design/Preclinical Collaboration Plan contain the entire understanding of the Parties with respect to the subject matter hereof and supersede and replace any and all previous negotiations, correspondence, arrangements and understandings, whether oral or written, between the Parties with respect to the subject matter hereof, including the Prior Agreement and that certain Confidential Disclosure Agreement between the Parties dated April 19, 2012 which is hereby terminated effective as of the Effective Date, provided that such Confidential Disclosure Agreement will continue to govern the treatment of Confidential Information disclosed by the Parties prior to the Effective Date in accordance with its terms.

15.13. Headings. The captions to the several Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Sections hereof and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

15.14. Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity will be construed against the drafting party will not apply.

15.15. Interpretation. Whenever any provision of this Agreement uses the term “including” (or “includes”), such term means “including without limitation” (or “includes without limitations”). “Herein,” “hereby,” “hereunder,” “hereof” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used. All definitions set forth herein will be deemed applicable whether the words defined are used herein in the singular or the plural. Unless otherwise provided, all references to Sections and Exhibits in this Agreement are to Sections and Exhibits of this Agreement.

15.16. Counterparts; Facsimiles. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Facsimile or PDF execution and delivery of this Agreement by either Party will constitute a legal, valid and binding execution and delivery of this Agreement by such Party.

[Remainder of this Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this License Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

BIND BIOSCIENCES, INC.

By:	/s/ Scott Minick

Name:	Scott Minick

Title:	Chief Executive Officer and President

PFIZER INC.

By:	/s/ Robert J. Smith

Name:	Robert J. Smith

Title:	Senior Vice President

[Signature Page to Research, Option and License Agreement - Execution Copy]

TABLE OF CONTENTS

		Page

Section 1.	Definitions	1
Section 2.	Design/Preclinical Collaboration Project Phase	16
2.1.	Conduct of the Design/Preclinical Collaboration Project	16
2.2.	Amendment of the Design/Preclinical Collaboration Plan; Candidate Compounds and Agreement Compounds	18
2.3.	Design/Preclinical Collaboration Project Records, Reports and Materials	19
2.4.	Subcontractors	18
Section 3.	Relationship Management	19
3.1.	Program Leads	19
3.2.	Joint Design/Preclinical Collaboration Committee	20
Section 4.	Option	21
4.1.	Pfizer Options	21
Section 5.	Development and Commercialization of Agreement Compounds and Covered Products	22
5.1.	Development & Commercialization Program	22
5.2.	Diligence	22
5.3.	Suspension of Development	23
5.4.	Exceptions to Diligence Obligations	23
5.5.	Assertion of Pfizer Diligence Obligation Claims	24
5.6.	Regulatory Approvals	24
5.7.	Other Pfizer Programs	24
5.8.	Exclusivity	24
Section 6.	Manufacturing	25
6.1.	Preclinical Supplies	25
6.2.	Phase 1 Supplies	25
6.3.	Other Clinical Supplies and Commercial Supplies	27
Section 7.	(Sub)licenses and Other Rights	27
7.1.	(Sub)licenses to Pfizer	27
7.2.	(Sub)licenses to BIND	28
7.3.	Regulatory License Grants	29
7.4.	Transfer and Sublicensing	30

-i-

7.5.	Direct Licenses to Affiliates	31
7.6.	No Other Licenses or Rights	31
7.7.	MIT License Agreement Restrictions	31
7.8.	JHU License Agreement Restrictions	32
7.9.	Yale License Restrictions	33
Section 8.	Pfizer Payments to BIND	33
8.1.	Initial License Fee	33
8.2.	Option Fee	34
8.3.	Development Milestone Payments	34
8.4.	Supplemental NDA Milestone Payments	35
8.5.	Regulatory Approval Milestone Payments	36
8.6.	First Commercial Sale Milestone Payments	36
8.7.	Sales Milestones	37
8.8.	Royalties	38
8.9.	Third Party Licenses	39
8.10.	Generic Entry	40
8.11.	Expenses and FTE Rate	40
8.12.	Payment Terms	40
8.13.	Mutual Convenience of the Parties	42
8.14.	No Guarantee of Success	43
Section 9.	Intellectual Property	43
9.1.	Background Technology	43
9.2.	Ownership and Inventorship	43
9.3.	Disclosure of Sponsored Design/Preclinical Collaboration Technology	46
Section 10.	Patent Prosecution and Maintenance	46
10.1.	BIND Prosecution and Maintenance	46
10.2.	Pfizer Prosecution and Maintenance	47
10.3.	Cooperation	48
Section 11.	Patent Enforcement and Defense	49
11.1.	Notice	49
11.2.	Enforcement and Defense	49
11.3.	Other Enforcement and Defense	51

Section 12.	Confidential Information and Publicity	51
12.1.	Confidentiality	51
12.2.	Terms of this Agreement; Publicity	53
12.3.	Publication	53
12.4.	Relationship to the Confidentiality Agreement	54
12.5.	Disclosure of Certain Data	54
Section 13.	Warranties; Limitations of Liability; Indemnification	54
13.1.	BIND Representations and Warranties	54
13.2.	BIND Covenants	57
13.3.	Pfizer Representations and Warranties	58
13.4.	Disclaimers	59
13.5.	Limitation of Liability	60
13.6.	Performance by Others	60
13.7.	Indemnification; Insurance	61
Section 14.	Term, Termination and Survival	65
14.1.	Term	65
14.2.	Termination Rights	65
14.3.	Survival	67
Section 15.	General Provisions	68
15.1.	Assignment	68
15.2.	Force Majeure	68
15.3.	Severability	68
15.4.	Amendment; Waiver	68
15.5.	Notices	69
15.6.	Payments	69
15.7.	Applicable Law	69
15.8.	Further Assurances	70
15.9.	Cumulative Remedies and Irreparable Harm	70
15.10.	Change of Control	70
15.11.	Relationship of the Parties	70
15.12.	Entire Agreement	71
15.13.	Headings	71
15.14.	Waiver of Rule of Construction	71
15.15.	Interpretation	71
15.16.	Counterparts; Facsimiles	71

Exhibits

Exhibit 1.6	BIND Background Patents
Exhibit 9.2(a)(ii)	BIND Accurin Patents
Exhibit 12.2(c)	BIND Press Release

Exhibit 1.6 BIND Background Patents

[***]

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 9.2(a)(ii) BIND Accurin Patents

[***]

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 12.2(c) BIND Press Release

BIND Biosciences Announces Global Collaboration with Pfizer to Develop and

Commercialize Multiple Accurins

BIND Eligible to Receive Approximately $50 Million in Upfront and Development Milestone

Payments Plus Additional Regulatory and Sales Milestones and Royalties for Each Accurin

Cambridge, MA – March xx, 2013 – BIND Biosciences, a clinical-stage biopharmaceutical company developing a new class of highly selective targeted and programmable therapeutics called Accurins™, announced today that it has entered into a global collaboration agreement with Pfizer Inc. to develop and commercialize Accurins utilizing select small molecule targeted therapies. The collaboration aims to employ BIND’s Medicinal Nanoengineering® platform to impart tissue and cellular targeting capabilities to molecularly targeted drugs.

Under the terms of the agreement, Pfizer will have the exclusive option to pursue development and commercialization of the Accurins selected by its team. Both companies will work together on preclinical research, and if Pfizer exercises its option, Pfizer will have responsibility for development and commercialization of the selected Accurins. BIND could receive up-front and development milestone payments totaling approximately $50 million and approximately $160 million in regulatory and sales milestone payments for each Accurin commercialized as well as tiered royalties on potential future sales.

“Pfizer, a global leader in the development of innovative, molecularly targeted therapies is an outstanding partner and this agreement demonstrates the potential of our platform to create targeted Accurins with optimized therapeutic properties,” said Scott Minick, President and CEO of BIND. “This is our second collaboration focused on developing novel Accurins based on BIND’s platform for targeted and programmable therapeutics and further validates the importance of targeted nanomedicines as a strategic technology for the pharmaceutical industry.”

“Pfizer has a strong legacy in targeted small molecule drug discovery and development and continues to be on the cutting edge of innovation in this area,” said Rod MacKenzie, Senior Vice President and Head of PharmaTherapeutics R&D at Pfizer. ‘We look forward to working with the team at BIND Biosciences to create targeted Accurins with the aim of optimizing the therapeutic potential of future small molecules.”

About Accurins™

BIND Biosciences is discovering and developing Accurins, proprietary new best-in-class therapeutics with superior target selectivity and the potential to improve patient outcomes in the areas of oncology, inflammatory diseases and cardiovascular disorders. Leveraging its proprietary Medicinal Nanoengineering® platform, BIND develops Accurins that outperform conventional drugs by selectively accumulating in diseased tissues and cells. The result is higher drug concentrations at the site of action with minimal off-target exposure, leading to markedly better efficacy and safety.

About BIND Biosciences

BIND Biosciences is a clinical-stage biopharmaceutical company developing a new class of highly selective targeted and programmable therapeutics called Accurins. BIND’s Medicinal Nanoengineering® platform enables the design, engineering and manufacturing of Accurins with unprecedented control over drug properties to maximize trafficking to disease sites, dramatically enhancing efficacy while minimizing toxicities.

BIND is developing a pipeline of novel Accurins that hold extraordinary potential to become best-in-class drugs and improve patient outcomes in the areas of oncology, inflammatory diseases and cardiovascular disorders. BIND’s lead product candidate, BIND-014, is currently in Phase 1 clinical testing in cancer patients and is designed to selectively target a surface protein upregulated in a broad range of solid tumors. BIND also develops Accurins in collaboration with pharmaceutical and biotechnology partners to enable promising pipeline candidates to achieve their full potential and to utilize selective targeting to transform the performance of important existing drug products.

BIND is backed by leading investors Polaris Venture Partners, Flagship Ventures, ARCH Venture Partners, NanoDimension, DHK Investments, EndeavourVision and Rusnano. BIND was founded on proprietary technology from the laboratories of two leaders in the field of nanomedicine, Professors Robert Langer, David H. Koch Institute Professor of the Massachusetts Institute of Technology (MIT) and Omid Farokhzad, Associate Professor of Harvard Medical School. For more information, please visit the company’s web site at www.bindbio.com.

Media Contact:

Kathryn Morris

The Yates Network

845-635-9828

Kathryn@theyatesnetwork.com